UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

THE SHERWIN-WILLIAMS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2020 Notice of Annual Meeting of Shareholders and Proxy Statement

APRIL 22, 2020 | CLEVELAND, OHIO

Notice of Annual Meeting of Shareholders

Annual Meeting Information

Date: April 22, 2020

Time: 9:00 a.m. EDT

Place: Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio 44115

Record date: February 27, 2020

Agenda

1.	To elect the 10 director nominees named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, the compensation of the named executives;

3.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

4.	To transact such other business as may properly come before the Annual Meeting.

Admission to the Meeting

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 27, 2020. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting.

Please refer to the heading “How can I attend the Annual Meeting?” in the “Questions and Answers About the Annual Meeting” section of the Proxy Statement for further information.

Mary L. Garceau

Senior Vice President, General Counsel and Secretary

March 9, 2020

Your vote is important

Shareholders of record at the close of business on February 27, 2020, the record date for the Annual Meeting, are the only shareholders entitled to notice of, and to vote at, the Annual Meeting.

Even if you plan to attend the Annual Meeting, we ask that you please promptly vote on the Internet, by phone or by mail. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

How to vote:

Online: Visit the website listed on your proxy card.

Phone: Call the phone number listed on your proxy card.

Mail: Sign, date and return your proxy card in the enclosed envelope.

In-person: Attend the Annual Meeting and vote in person.

Additional voting instructions are provided in the Proxy Statement and on your proxy card.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders

to Be Held on April 22, 2020.

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended

December 31, 2019 are available online at proxymaterials.sherwin.com.

01	Proxy Summary

06	Corporate Governance

11	Corporate Responsibility

13	Proposal 1 — Election of Directors

19	Independence of Directors

20	Experiences, Qualifications, Attributes and Skills of Director Nominees

21	Director Compensation

21	2019 Director Compensation Table

22	Director Compensation Program

23	Board Meetings and Committees

23	Committee Membership

23	Audit Committee

23	Compensation and Management Development Committee

25	Nominating and Corporate Governance Committee

27	Audit Committee Report

28	Compensation Risk Assessment

28	Compensation Committee Report

29	Compensation Discussion and Analysis

46	Executive Compensation

46	Summary Compensation Table

49	2019 Grants of Plan-Based Awards Table

51	Outstanding Equity Awards at December 31, 2019 Table

52	2019 Option Exercises and Stock Vested Table

52	2019 Nonqualified Deferred Compensation Table

54	Potential Payments Upon Termination or Change in Control

58	Estimated Payments Upon Termination or Change in Control Table

59	2019 CEO Pay Ratio

60	Equity Compensation Plan Information

61	Proposal 2 — Advisory Approval of the Compensation of the Named Executives

62	Proposal 3 — Ratification of Appointment of the Independent Registered Public Accounting Firm

63	Matters Relating to the Independent Registered Public Accounting Firm

64	Security Ownership

64	Security Ownership of Management

65	Security Ownership of Certain Beneficial Owners

66	Other Matters

66	Certain Relationships and Transactions with Related Persons

66	Shareholder Proposals for the 2021 Annual Meeting

67	Householding Information

67	Annual Report on Form 10-K

68	Questions and Answers About the Meeting

A-1	Appendix A — Director Independence Standards

B-1	Appendix B — Calculation of Financial Measures

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Please carefully read the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 before voting.

2020 Annual Meeting of Shareholders

Date and Time	Record Date	Place	Who Can Attend and Vote
Wednesday, April 22, 2020 9:00 a.m. EDT	February 27, 2020	Landmark Conference Center 927 Midland Building 101 West Prospect Avenue Cleveland, Ohio 44115	Shareholders of record at the close of business on February 27, 2020

Proposals and Board Recommendations

Item	Proposals	Board Recommendations	Page

1	Election of 10 directors	FOR each nominee	13

2	Advisory approval of the compensation of the named executives	FOR	61

3	Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR	62

2019 Financial and Operating Highlights

2019 was another outstanding year for Sherwin-Williams. With net sales increasing to a record $17.9 billion, 2019 was our ninth consecutive year reporting record net sales. Net income from continuing operations increased to $1.5 billion, and diluted net income per share from continuing operations increased to $16.49. We generated record net operating cash of $2.3 billion in 2019 — our fifth consecutive year reporting record cash from operations.

[1]

2019 includes after-tax acquisition-related costs of $299.6 million, after-tax trademark impairment of $93.1 million, a tax credit investment loss of $74.3 million and after-tax pension plan settlement expense of $25.0 million, partially offset by after-tax Brazil indirect tax credit of $33.3 million and after-tax benefit from the resolution of the California public nuisance litigation of $26.1 million. 2018 includes after-tax acquisition-related costs of $394.4 million, after-tax environmental expense provisions of $126.1 million, after-tax California litigation expense of $103.4 million and after-tax pension settlement expense of $28.3 million. 2017 includes a one-time income tax benefit of $668.8 million from deferred income tax reductions related to tax reform and after-tax acquisition-related costs of $329.4 million.

1

[2]

2019 includes charges of $3.21 per share for acquisition-related costs, $1.00 per share for non-cash trademark impairment charges, a tax credit investment loss of $0.79 per share and pension plan settlement expense of $0.27 per share, partially offset by a Brazil indirect tax credit of $0.36 per share and a benefit from the resolution of the California litigation of $0.28 per share. 2018 includes charges of $4.15 per share for acquisition-related costs, $1.32 per share for environmental expense provisions, $1.09 per share for California litigation expense and $.30 per share for pension settlement expense. 2017 includes a one-time benefit of $7.04 per share from deferred income tax reductions related to tax reform and charges of $3.47 per share for acquisition-related costs.

Reflected within our 2019 results is the strong progress we have made on our integration efforts since completing the acquisition of The Valspar Corporation in 2017 (the Valspar Transaction). While there is still much to be accomplished, particularly outside the United States, we have generated $6.1 billion in net operating cash, or 12.2% of sales, since the beginning of 2017. We have used that cash to invest approximately $800 million back into the business, reduce debt by nearly $3.0 billion since completing the acquisition, and return approximately $2.5 billion to our shareholders.

In 2019, we continued our history of returning significant value to our shareholders and continued to execute on our disciplined capital allocation strategy. We returned approximately $1.2 billion to our shareholders in the form of dividends and share buybacks, an increase of 28% over the prior year, and reduced our debt by approximately $660 million. We also increased our annual dividend to $4.52 per share, extending our string of dividend increases to 41 consecutive years. In February 2020, the Board increased the quarterly cash dividend to $1.34 per share, an increase of 18.6% over the dividend paid in the same quarter in 2019.

Our Director Nominees

The following table provides summary information about each of our director nominees.

					COMMITTEES

Name and Principal Occupation	Age	Director Since	Independent	AC	CMDC	NCGC	Other Public Company Boards
Kerrii B. Anderson Retired, Former CEO & President, Wendy’s International, Inc.	62	2019	🌑		🌑		3
Arthur F. Anton Retired, Former Chairman & CEO, Swagelok Company	62	2006	🌑	C,F			2
Jeff M. Fettig Retired, Former Chairman & CEO, Whirlpool Corporation	63	2019	🌑	F			1
Richard J. Kramer Chairman, CEO & President, The Goodyear Tire & Rubber Company	56	2012	🌑	F		🌑	1
Susan J. Kropf Retired, Former President & COO, Avon Products, Inc.	71	2003	🌑		C	🌑	2
John G. Morikis Chairman & CEO, The Sherwin-Williams Company	56	2015					1
Christine A. Poon Executive in Residence, The Ohio State University	67	2014	🌑	F		C	3
Michael H. Thaman Executive Chair, Owens Corning	56	2017	🌑		🌑		1
Matthew Thornton III Retired, Former Executive VP & COO, FedEx Freight, FedEx Corporation	61	2014	🌑	🌑		🌑	0
Steven H. Wunning Retired, Former Group President, Caterpillar Inc.	68	2015	🌑 L		🌑		2

AC = Audit Committee	C = Committee Chair
CMDC = Compensation and Management Development Committee	F = Financial Expert
NCGC = Nominating and Corporate Governance Committee	L = Lead Independent Director

2	2020 PROXY STATEMENT

Board Composition

Our Board utilizes a thoughtful approach to board composition to ensure a proper balance between the addition of new directors who bring fresh and diverse perspectives, and the stability of the Board as a whole. Our director nominees reflect the Board’s efforts and commitment to achieving diversity in age, gender and ethnicity and the need for periodic refreshment to maintain this commitment.

Balanced Mix of Skills and Experience

Our director nominees also reflect the Board’s efforts to ensure our directors have the variety of experiences, qualifications, attributes and skills necessary to make significant contributions to the Board, Sherwin-Williams and our shareholders. Our Board believes this mix contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes and skills are reviewed regularly in considering the composition of the full Board and each director nominee.

3

Corporate Governance

The Board and management have recognized for many years the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Our Board and Committees

Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of the Board and each committee on which he or she serves. Each director is also expected to attend, absent unusual circumstances, all annual and special meetings of shareholders.

	Members[1]	Independence	Meetings Held During 2019
Board of Directors	11	10 of 11	6
Audit Committee	5	100%	6
Compensation and Management Development Committee	5	100%	5
Nominating and Corporate Governance Committee	4	100%	4

[1]

David F. Hodnik will retire as a director at the end of his current term at the Annual Meeting in accordance with the Board’s retirement policy. Mr. Hodnik currently serves as a member of the Compensation and Management Development Committee. If our shareholders elect all of the director nominees at the Annual Meeting, the Board will be comprised of 10 directors, all of whom are independent other than our CEO.

Each of our directors attended at least 75% of all of the 2019 meetings of the Board and the committees on which he or she served. All of our directors attended the 2019 Annual Meeting.

Sound Corporate Governance Practices

We believe good corporate governance is an important element for creating and maximizing long-term value for our shareholders. Our corporate governance practices are designed to enable the Board to set objectives and monitor performance and to strengthen the accountability of the Board and management. We actively monitor our corporate governance practices to ensure we continue to manage our business in accordance with high standards of ethics, business integrity and corporate governance. The following table highlights some of our corporate governance practices and policies that serve the long-term interests of Sherwin-Williams and our shareholders.

●	Annual election of all directors

●	Majority voting standard and resignation policy for directors in uncontested elections

●	Director overboarding policy

●	Proxy access rights available to 3 year, 3% shareholders for up to 20% of Board

●	9 of 10 director nominees are independent

●	Independent lead director has significant governance responsibilities

●	Board committees are comprised entirely of independent directors

●	Mandatory retirement age of 72 for directors

●	Orientation program for new directors

●	Annual board and committee self-assessment evaluations

●	Executive sessions of independent directors are held with each regularly scheduled board meeting

●	Directors have complete access to management

●	Board oversight of risk management

●	Stringent restrictions on hedging and pledging of our securities

●	Significant director and executive stock ownership guidelines

4	2020 PROXY STATEMENT

Executive Compensation

Our Compensation Objectives

We design and manage our company-wide compensation programs to align with our overall business strategy and focus our employees on delivering sustained financial and operating results that drive long-term, superior shareholder returns. We believe it is important that our compensation programs: (a) be competitive; (b) maintain a performance and achievement-oriented culture; and (c) align the interests of our executives with those of our shareholders.

Our Compensation Mix

A significant percentage of the compensation opportunity of our executives is variable, at risk and tied to company or business unit performance, including stock price appreciation. For 2019, 90% of the compensation components (base salary, annual incentive, and long-term incentive) for our CEO and an average of 80% for our other named executives were at risk and tied to performance.

Our Responsible Compensation Practices

Our compensation programs, practices and policies demonstrate our commitment to responsible pay and governance principles. We review and evaluate our compensation programs, practices and policies on an ongoing basis, and we modify them to address evolving best practices and changing regulatory requirements. The following table highlights some of the more significant best practices we have adopted, and the practices we have avoided, to best serve the long-term interests of our shareholders.

●	Annual say-on-pay vote

●	Independent Compensation Committee

●	Independent compensation consultant

●	Peer group benchmarking to median pay

●	Emphasis on performance-based pay

●	Responsibly administered incentive compensation programs

●	Balanced compensation structure

●	Diversified performance metrics tied to financial and operating performance

●	Clawback and recapture policy

●	Significant stock ownership guidelines for our directors and executive officers

●	No unnecessary or excessive risk-taking in compensation policies

●	No excessive perquisites

●	No payment of dividend equivalents on unvested restricted stock units

●	Double-trigger vesting of long-term equity incentive awards upon change in control

●	No repricing or replacing of underwater stock options without shareholder approval

●	No above-market earnings on deferred compensation

●	No employment agreements with named executives

5

Corporate Governance

The Board and management have recognized for many years the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure and Lead Director

Combined Chairman and Chief Executive Officer Role

Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and CEO, except in unusual circumstances, such as during a period of transition in the office of the CEO. The Board believes this structure provides the most efficient and effective leadership model. A combined Chairman and CEO role provides clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board also believes we can most effectively execute our business strategies and plans if our Chairman is a member of our management team, providing unified leadership and focus.

Lead Director

Under our Corporate Governance Guidelines, if the Chairman is not an independent director, the independent directors of the Board will annually elect an independent director to serve as Lead Director. Steven H. Wunning is currently the Lead Director. The Board believes a Lead Director improves the Board’s overall performance by enhancing the efficiency of the Board’s oversight and governance responsibilities and by supporting the relationship between the CEO and the independent directors.

The Lead Director has a significant role, with comprehensive governance responsibilities that are clearly described in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the independent directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on board-related issues.

•	Act as a resource for, and counsel to, the Chairman.

6	2020 PROXY STATEMENT

Other Leadership Components

Another key component of our leadership structure is our strong governance practices, which ensure the Board effectively carries out its responsibility to oversee management. All Board committees are entirely comprised of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions, as appropriate. The Board has full access to our management team at all times. In addition, the Board, the Lead Director or any committee may retain independent legal, financial, compensation or other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Code of Conduct

Our Code of Conduct applies to all directors and employees, including executive officers, of Sherwin-Williams and our subsidiaries, wherever located. It contains the general guidelines and principles for conducting Sherwin-Williams’ business, consistent with the highest standards of business ethics. Our Code of Conduct also embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation and Growth. We encourage our employees to report all violations of company policies and applicable law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code of Conduct or applicable law, or for cooperating in any investigation of such a possible violation.

Under our Code of Ethics for Senior Financial Management, our CEO, CFO and senior financial management are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes our controller, treasurer, principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Risk Management and Oversight

While management is responsible for assessing and managing our exposure to various risks, the Board has responsibility for the oversight of risk management. We have an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, operational, litigation, compliance, reputational, environmental and cybersecurity risks. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Certain Board committees review specific risk areas to assist the Board with its overall risk management oversight responsibility.

•

The Audit Committee has oversight responsibility for management’s enterprise risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to various risks. In addition to this responsibility for the process generally, the Audit Committee is responsible for reviewing and discussing with management our risk exposures relating to cybersecurity, which includes reviewing the state of our cybersecurity and emerging cybersecurity developments and threats, as well as the steps management has taken to monitor and mitigate such exposures. The Audit Committee also has oversight responsibility for financial risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis.

•

The Compensation and Management Development Committee (the Compensation Committee) has oversight responsibility for the risks related to our compensation policies and practices. We include additional information about the Compensation Committee’s annual risk assessment of such policies and practices under the heading “Compensation Risk Assessment” in the “Board Meetings and Committees” section.

•

The Nominating and Corporate Governance Committee (the Nominating Committee) has oversight responsibility for the risks related to our environmental, including the impacts of climate change, safety, sustainability and corporate social responsibility policies, objectives and practices. Management periodically reviews such policies, objectives and practices with the Nominating Committee.

Management’s role in identifying, assessing and managing risk and the Board’s role in risk oversight have been well defined for many years. The Board’s role in risk oversight has not significantly impacted the Board’s leadership structure. We believe our current leadership structure, with Mr. Morikis serving as Chairman and CEO, enhances the Board’s effectiveness in risk oversight due to his extensive knowledge of our operations and the paint and coatings industry.

7

How You May Communicate with Directors

The Board has adopted a process by which shareholders and all other interested parties may communicate with the Lead Director, the chairperson of any of the committees of the Board or the non-management directors as a group. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or non-management directors as a group, Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will relay all appropriate and applicable communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described in the section above under the heading “How You May Communicate with Directors.” Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Director Independence

Under our Director Independence Standards (included in this Proxy Statement as Appendix A), 10 of our 11 current directors and 9 of our 10 director nominees are independent. All members of the Audit Committee, Compensation Committee and Nominating Committee are independent. More information is set forth under the heading “Independence of Directors” in the “Proposal 1 — Election of Directors” section.

Majority Voting for Directors

As provided in our Amended and Restated Articles of Incorporation, for an individual to be elected to the Board in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the vote result.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with or furnished to the Securities and Exchange Commission (SEC).

Executive Sessions of Non-Management Directors

The non-management members of the Board meet in executive session in connection with regularly scheduled Board meetings. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director chairs these sessions.

8	2020 PROXY STATEMENT

Annual Board Self-Assessments

The Board has instituted annual self-assessments of the Board, as well as the Audit Committee, Compensation Committee and Nominating Committee, to assist in determining whether the Board and its committees are functioning effectively. The Nominating Committee oversees this process.

The Board may periodically engage an independent third-party advisor experienced in corporate governance matters to facilitate, and bring an outside perspective to, the Board’s annual self-assessment process. The Board last engaged such an advisor in 2018. During 2018, the advisor conducted one-on-one, open-ended interviews with all Board members to provide each director with the opportunity to openly discuss the performance and effectiveness of the Board as a whole and its committees. The interviews also provided each director with an opportunity to identify areas for improvement. In addition to the director interviews, the advisor conducted interviews with members of senior management who regularly attend Board meetings to solicit their perspectives on the relationship between the Board and management. The advisor’s process was developed in consultation with the Lead Director and chair of the Nominating Committee, as well as our Chairman and CEO and our Senior Vice President, General Counsel and Secretary. The advisor gathered and analyzed the data and presented its findings and recommendations to the full Board.

Board Committee Charters

The Audit Committee, Compensation Committee and Nominating Committee each have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines

The Board believes our directors and executives should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. Additional information is set forth under the heading “Stock Ownership Guidelines” in the “Other Arrangements, Policies and Practices” section of the Compensation Discussion and Analysis (CD&A).

Director Overboarding Policy

As provided in our Corporate Governance Guidelines, the Board has established an overboarding policy to help ensure a director’s service on other public company boards does not impair the director’s ability to effectively serve on our Board. To that end, the Board believes that directors who are executive officers of public companies should not serve on more than two public company boards (inclusive of our Board) and that all other members should not serve on more than four public company boards (inclusive of our Board).

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director or employee, including our executive officers, to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

We also prohibit our directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our Insider Trading Policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additionally, we prohibit our directors and employees, including our executive officers, from engaging in short sales of our securities and purchasing and selling put options, call options or other such derivative securities relating to our securities.

Clawback and Recapture Policy

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback and recapture policy, employees who participate in our 2007 Executive Annual Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•

the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under federal securities laws;

9

•	the Board determines the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, (a) all outstanding stock awards will be canceled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

Availability of Corporate Governance Materials

You may access all committee charters and our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct and other corporate governance materials on our Investor Relations website, investors.sherwin-williams.com.

10	2020 PROXY STATEMENT

Corporate Responsibility

Our approach to corporate responsibility is grounded in our commitment to protecting and developing our greatest assets— our company, our employees, the communities where we live and operate and the world around us. Presented below are highlights of our corporate responsibility program. You can find additional information about our program on our Investor Relations website, investors.sherwin-williams.com.

Our Company	We believe the pursuit of excellence is an ongoing commitment and a vital part of our culture.

Culture

✓ Seven guiding values are the foundation of our Culture of Excellence.

• Integrity — We keep our promises to our employees, customers and shareholders.

• People — We are committed to providing safe, healthy and inclusive work environments.

• Service — Our service approach is exemplary, personal and professional, accompanied by the strongest product knowledge and supply chain in our industry.

• Quality — With a strong commitment to continuous improvement, we challenge ourselves to set the industry standard for excellence in color, products and coatings.

• Performance — We set high expectations for—and take care to measure and reward—the achievement of challenging goals.

• Innovation — We encourage expansive thinking and innovation through challenging assumptions and leveraging our collective ingenuity and imagination.

• Growth — We are committed to growth that is sustainable and benefits our employees, customers and shareholders.

Ethics & Compliance

✓  Annual Global Compliance Training — We believe it is important for our employees to complete annual training on numerous policies, including our Code of Conduct, to ensure integrity guides our business every day, and in every decision we make.

✓ Global Environmental, Health and Safety (EHS) Policy — We are committed to global leadership and excellence in EHS throughout our operations.

✓ Supplier Code of Conduct — We expect all of our suppliers and their subcontractors to operate in a manner that is consistent with our values.

Our Employees	We have a long legacy of providing a safe and inclusive work environment and fostering diversity within the company.

Safety & Health

✓ Recordable Safety Incidents — For 2019, 65 Global Supply Chain sites had zero recordable safety incidents. We track the total number of employees with recordable incidents per 200,000 hours worked each year. For 2019, our rate was 1.3.

✓ Safety & Health Management Systems — As of December 31, 2019, 14 manufacturing sites were certified for safety and health management systems under OHSAS 18001, and 32 manufacturing sites were certified for such systems under the OSHA voluntary protection program.

✓ Emergency Management Programs — All manufacturing facilities have trained emergency action teams that practice responding to various emergencies throughout the year.

✓ Fleet Accidents — We are consistently well below industry benchmark for fleet accidents per million miles.

✓ Fires & Spills — We are committed to Process Safety Management improvement to minimize the risk of fires and spills.

Inclusion & Diversity

✓ Equal Employment Opportunity Policy — We are proud to be an Equal Employment Opportunity/Affirmative Action employer committed to an inclusive and diverse workplace.

✓ Recognitions — Over the past year, we have been recognized by Forbes as one of the “Best Employers for Diversity 2019,” “Best Employers for Women 2019,” “Best Employers for New Grads 2019” and “Best Employers for Diversity 2020.”

✓ Conscious Inclusion Training — We believe in equipping our employees with inclusive leadership behaviors and resources to help advance our values, improve performance, drive business growth, enhance customer experience and drive shareholder value.

✓ CEO Action for Diversity & InclusionTM — Our CEO is a signatory to the largest CEO-driven business commitment to advancing inclusion and diversity in the workplace.

11

Our Communities	Through the compassion of our employees and the performance of our products, we help protect, preserve and enhance our communities.

Charitable Giving

✓ The Sherwin-Williams Foundation — The Foundation’s mission is aligned with our Culture of Excellence, philanthropic priorities, business objectives and our Guiding Values. Sherwin-Williams and The Foundation contribute to our communities each year through product donations, employee pledge campaign donations, Foundation grants and the Foundation Matching Gifts Program.

Community Engagement

✓ National Painting Week — Every year, our employees from more than 4,300 of our neighborhood stores across U.S. and Canada partner with local organizations to find projects that could use a fresh coat of paint.

✓ HomeWork Program — Staffed with Sherwin-Williams’ retirees, this program provides professional painter training to low-income residents, job placement assistance with local contractors and unions, and EPA Renovate, Repair & Painting Certification instruction.

✓ Volunteerism — We encourage our employees to volunteer their time and leadership to communities across our global footprint.

Our Stewardship	We are committed to striking a careful balance—growing our business with care while minimizing our adverse impacts on the world around us.

Sustainable Products

✓ Product Stewardship Program — Our program is rooted in continuous improvement and driven by a set of guiding principles regarding the safe use of chemicals in our formulations and manufacturing processes. We employ a dedicated global product stewardship team to recognize and address potential impacts of our products throughout their lifecycle.

• We are an industry leader in ensuring our products meet and exceed criteria for green building credits in the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) program.

• We are committed to developing innovative products and technologies that reduce impacts on the environment, such as through energy efficiency, enhanced durability and lower emissions of volatile organic compounds.

• We actively engage government agencies and industry and non-governmental organizations that value sustainability practices as much as we do.

Emissions & Climate Change

✓ 2020 Goals — We have set the following GHG emissions goal to be met by the end of 2020 (with base-line year of 2017): reduce by 5.9% per 100 lbs. produced.

✓ GHG Emissions — We actively monitor and track GHG emissions in a variety of ways, including direct emissions, by intensity, and relative to sales.

✓ Carbon Accounting — We completed our first company-wide carbon accounting in 2006 and have been a long-time supporter of The Carbon Disclosure ProjectTM, since first joining in 2009.

Energy

✓ 2020 Goals — We have set the following electricity usage goal to be met by the end of 2020 (with base-line year of 2017): reduce electricity usage by 7.3% per 100 lbs. produced.

✓ Energy Efficiency — We routinely use equipment upgrades as an opportunity to be more energy efficient and realize savings on gas and electricity.

Waste

✓ 2020 Goals — We have set specific waste goals to be met by the end of 2020 (with base-line year of 2017): (a) reduce non-hazardous liquid waste by 7.3% per 100 lbs. produced; (b) reduce non-hazardous solid waste by 14.3% per 100 lbs. produced; and (c) reduce hazardous waste by 7.3% per 100 lbs. produced.

✓ Hazardous Waste Reuse and Recycle — We track and actively encourage and manage the reuse and recycling of hazardous waste and other waste materials. Manufacturing waste values have been an area of significant success for Sherwin-Williams. We currently operate 3 sites that are zero to landfill.

12	2020 PROXY STATEMENT

Proposal 1 — Election of Directors

Our Board has nominated the following 10 director nominees for election at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected or until their earlier resignation, removal from office or death. Our Board currently has 11 members. All are standing for re-election as nominees, except Mr. Hodnik, who is retiring as a director at the Annual Meeting in accordance with the Board’s retirement policy. Each nominee was elected by our shareholders at the 2019 Annual Meeting.

All of the nominees are independent, except Mr. Morikis. Mr. Morikis is not considered to be independent because of his position as our Chairman and CEO. There are no family relationships among any of the directors, director nominees and executive officers.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

We have presented below biographical information regarding each nominee. This biographical information is supplemented by additional information regarding the particular experiences, qualifications, attributes and skills that led the Board to conclude each nominee should serve on the Board. This additional information is set forth under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.”

Retired, Former Chief Executive Officer and President, Wendy’s International, Inc. Director since: 2019 Age: 62 Committees: Compensation and Management Development

Kerrii B. Anderson

Ms. Anderson served as Chief Executive Officer and President of Wendy’s International, Inc. (restaurant operating and franchising company n/k/a The Wendy’s Company) from November 2006 until September 2008 when Wendy’s merged with a subsidiary of Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc. Ms. Anderson joined Wendy’s in September 2000, serving as Interim Chief Executive Officer and President from April 2006 to November 2006 and Executive Vice President and Chief Financial Officer from September 2000 to April 2006. Prior to joining Wendy’s, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (n/k/a M/I Homes, Inc.) from September 1987 to September 2000. Ms. Anderson has been a private investor and board advisor since 2008. Ms. Anderson is a director of Laboratory Corporation of America Holdings (NYSE: LH), Worthington Industries, Inc. (NYSE: WOR) and Abercrombie & Fitch Co. (NYSE: ANF).

Qualifications:    Ms. Anderson has a strong record of leadership in operations, strategy, finance and talent management as a result of her experience serving as Chief Executive Officer and President and Chief Financial Officer of Wendy’s. Ms. Anderson also has significant expertise in the areas of accounting and financial reporting, corporate finance, corporate governance and executive compensation through her service on other large public company boards. This breadth of experience enables Ms. Anderson to advise our Board on a variety of matters relevant to Sherwin-Williams’ global operations and business strategy.

13

Retired, Former Chairman and Chief Executive Officer, Swagelok Company Director since: 2006 Age: 62 Committees: Audit (Chair)

Arthur F. Anton

Mr. Anton served as Chairman and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) until his retirement in December 2019. Mr. Anton assumed the role of Chief Executive Officer in January 2004 and Chairman in October 2017. Mr. Anton joined Swagelok as Chief Financial Officer in August 1998 and held various other senior leadership positions during his tenure, including President from January 2001 to October 2017, Chief Operating Officer from January 2001 to January 2004 and Executive Vice President from July 2000 to January 2001. Mr. Anton is a director of Diebold Nixdorf, Incorporated (NYSE: DBD) and Lead Director of Olympic Steel, Inc. (Nasdaq: ZEUS). He is also Chair and a director of University Hospitals Health System, Inc. Mr. Anton is a former director of Forest City Realty Trust, Inc.

Qualifications:    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, Mr. Anton gained significant financial expertise and extensive financial experience in a manufacturing and distribution setting through serving on the audit committee of various other public company boards, as a former partner of Ernst & Young LLP and as the former Chief Financial Officer of Swagelok. This breadth of knowledge and experience provide him with a unique perspective on Sherwin-Williams’ business and operations.

Retired, Former Chairman of the Board and Chief Executive Officer, Whirlpool Corporation Director since: 2019 Age: 63 Committees: Audit

Jeff M. Fettig

Mr. Fettig served as Executive Chairman of the Board of Whirlpool Corporation (world’s leading major home appliance company) from October 2017 until his retirement in December 2018. Mr. Fettig served as Chairman of the Board and Chief Executive Officer of Whirlpool from July 2004 to October 2017. Mr. Fettig joined Whirlpool in June 1981 and held numerous leadership positions of increasing responsibility, including President and Chief Operating Officer from June 1999 to July 2004 and Executive Vice President, Whirlpool and President, Whirlpool Europe and Asia from 1994 to June 1999. Mr. Fettig is a director and Non-Executive Chairman of Dow Inc. (NYSE: DOW) and a director of Kohler Company. Mr. Fettig also serves as a director of the Indiana University Foundation and a trustee of PGA REACH. Mr. Fettig is a former director of DowDuPont Inc., The Dow Chemical Company and Whirlpool Corporation.

Qualifications:    Through his long tenure as Chairman and Chief Executive Officer and his experience in various other key leadership positions with Whirlpool over 37 years, Mr. Fettig gained significant knowledge of global business operations and end markets and the manufacturing, marketing, sales and distribution of consumer products worldwide. This extensive experience and breadth of knowledge enable him to provide our Board with a unique, independent perspective on Sherwin-Williams’ business strategy, growth and operations and the issues and opportunities facing complex, global companies.

14	2020 PROXY STATEMENT

Chairman of the Board, Chief Executive Officer and President, The Goodyear Tire & Rubber Company Director since: 2012 Age: 56 Committees: Audit and Nominating and Corporate Governance

Richard J. Kramer

Mr. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is a director of Goodyear (Nasdaq: GT) and Cleveland Clinic and serves on the Executive Committee of the National Association of Manufacturers.

Qualifications:    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over 20 years provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which enables him to advise our Board on a variety of strategic and business matters.

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director since: 2003

Age: 71

Committees:

Compensation and Management

Development (Chair) and Nominating

and Corporate Governance

Susan J. Kropf

Mrs. Kropf served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) from January 2001 until her retirement in January 2007. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations of Avon from December 1999 to January 2001 and Executive Vice President and President, North America of Avon from March 1997 to December 1999. Mrs. Kropf is a director of The Kroger Co. (NYSE: KR) and the Lead Independent Director of Tapestry, Inc. (NYSE: TPR) (f/k/a Coach, Inc.). Mrs. Kropf is a former director of MeadWestvaco Corporation and Avon Products, Inc.

Qualifications:    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of three public companies, including Sherwin-Williams. Mrs. Kropf also has a strong understanding of executive compensation and related areas.

15

Chairman and Chief Executive Officer, Sherwin-Williams Director since: 2015 Age: 56 Committees: None

John G. Morikis

Mr. Morikis has served as Chief Executive Officer of Sherwin-Williams since January 2016 and Chairman of Sherwin-Williams since January 2017. Mr. Morikis served as President of Sherwin-Williams from October 2006 to March 2019, Chief Operating Officer of Sherwin-Williams from October 2006 to January 2016 and President, Paint Stores Group of Sherwin-Williams from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group and has held roles of increasing responsibility throughout his career. Mr. Morikis is a director of Fortune Brands Home & Security, Inc. (NYSE: FBHS). Mr. Morikis is also Vice Chair and a director of the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University and Vice Chair and a director of University Hospitals Health System, Inc.

Qualifications:    Mr. Morikis has been with Sherwin-Williams for over 35 years, including over nine years as Chief Operating Officer. He currently serves as Sherwin-Williams’ Chairman and Chief Executive Officer. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning and international experience.

Executive in Residence, The Max M. Fisher College of Business, The Ohio State University Director since: 2014 Age: 67 Committees: Audit and Nominating and Corporate Governance (Chair)

Christine A. Poon

Ms. Poon has served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University since September 2015. Ms. Poon served as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015 and Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business from April 2009 to October 2014. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Ms. Poon also served as a director of Johnson & Johnson. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is a director of Prudential Financial, Inc. (NYSE: PRU) and Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) and serves as Vice-Chairwoman of the Supervisory Board of Koninklijke Philips N.V. (OTCMKTS: RYLPF).

Qualifications:    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

16	2020 PROXY STATEMENT

Executive Chair, Owens Corning Director since: 2017 Age: 56 Committees: Compensation and Management Development

Michael H. Thaman

Mr. Thaman has served as Executive Chair of Owens Corning (developer, manufacturer and marketer of insulation, roofing and fiberglass composites) since April 2019. In late 2019, Owens Corning announced that Mr. Thaman will retire as Executive Chair as of the date of the Owens Corning Annual Meeting of Stockholders, currently scheduled to be held in April 2020. Prior to his current role, Mr. Thaman served as Chief Executive Officer of Owens Corning beginning in December 2007 and Chair of Owens Corning beginning in 2002. He also served as President of Owens Corning from December 2007 to August 2018. Mr. Thaman joined Owens Corning in 1992 and held a variety of other senior leadership positions. Mr. Thaman is a director of Owens Corning (NYSE: OC) and Kohler Company.

Qualifications:    Mr. Thaman brings relevant operational experience leading and managing a global manufacturing company to the Board. The Board benefits from Mr. Thaman’s deep and unique understanding of the residential, construction and industrial markets. Through serving in a variety of leadership roles at Owens Corning during a 28-year career, Mr. Thaman has gained significant knowledge of global markets, operations, finance and business strategy, which enables him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

Retired, Former Executive Vice President and Chief Operating Officer FedEx Freight, FedEx Corporation Director since: 2014 Age: 61 Committees: Audit and Nominating and Corporate Governance

Matthew Thornton III

Mr. Thornton served as Executive Vice President and Chief Operating Officer of FedEx Freight, a subsidiary of FedEx Corporation (global transportation, business services and logistics company), from May 2018 until his retirement in November 2019. Mr. Thornton joined FedEx Corporation in November 1978 and held various management positions of increasing responsibility with the company, including Senior Vice President, US Operations, FedEx Express from September 2006 to May 2018, Senior Vice President – Air, Ground & Freight Services, FedEx Express from July 2004 to September 2006 and Vice President – Regional Operations (Central Region), FedEx Express from April 1998 to July 2004. Mr. Thornton is a member of The Executive Leadership Council.

Qualifications:    Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 41 years, Mr. Thornton gained significant strategic operations expertise and logistics management experience that allows him to provide the Board with a meaningful perspective on Sherwin-Williams’ operations and business matters.

17

Retired, Former Group President, Caterpillar Inc. Lead Director since: 2019 Director since: 2015 Age: 68 Committees: Compensation and Management Development

Steven H. Wunning

Mr. Wunning served as Group President and member of the Executive Office of Caterpillar Inc. (world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives) from January 2004 until his retirement in February 2015. Mr. Wunning joined Caterpillar in 1973 and held a variety of positions with increasing responsibility, including Vice President, Logistics Division from January 2000 to January 2004 and Vice President, Logistics & Product Services Division from November 1998 to January 2000. Mr. Wunning is a director of Kennametal Inc. (NYSE: KMT), Summit Materials, Inc. (NYSE: SUM) and Black & Veatch Holding Company. Mr. Wunning serves on the Board of Trustees of Missouri University of Science and Technology.

Qualifications:    Through his broad range of assignments and experience gained during 41 years of service at Caterpillar, Mr. Wunning developed an in-depth understanding of manufacturing, quality, product support and logistics at a leading global manufacturing company. Mr. Wunning’s extensive management experience provides the Board with a valuable, independent perspective on Sherwin-Williams’ global manufacturing and supply chain operations.

The Board of Directors unanimously recommends that

you vote “FOR” the election of each of the nominees listed.

18	2020 PROXY STATEMENT

Independence of Directors

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and Compensation Committee. A complete copy of our Director Independence Standards is included in this Proxy Statement as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its annual independence review. As a result of this review, the Board determined that 10 of our 11 current directors and 9 of our 10 director nominees are independent. All members of the Audit Committee, Compensation Committee and Nominating Committee are independent. The Board determined that Mrs. Kropf, Ms. Anderson, Ms. Poon and Messrs. Anton, Fettig, Hodnik, Kramer, Thaman, Thornton and Wunning meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange (NYSE). Mr. Morikis is not considered to be independent because of his employment with Sherwin-Williams.

19

Experiences, Qualifications, Attributes and Skills of Director Nominees

In considering each director nominee and the composition of the Board as a whole, the Nominating Committee utilizes a director matrix consisting of a diverse set of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills are more fully described below. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

20	2020 PROXY STATEMENT

Director Compensation

2019 Director Compensation Table

The following table sets forth information regarding the compensation of our non-management directors for 2019.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)
Kerrii B. Anderson	93,750	166,091	5,990	265,831
Arthur F. Anton	150,000	176,418	3,000	329,418
Jeff M. Fettig	93,750	166,091	3,000	262,841
David F. Hodnik	125,000	176,418	-0-	301,418
Richard J. Kramer	125,000	176,418	3,000	304,418
Susan J. Kropf	138,417	176,418	3,000	317,835
Christine A. Poon	145,000	176,418	2,990	324,408
John M. Stropki(1)	80,000	176,418	6,052	262,470
Michael H. Thaman	125,000	176,418	3,000	304,418
Matthew Thornton III	125,000	176,418	7,272	308,690
Steven H. Wunning	155,000	176,418	10,937	342,355

[1]

Mr. Stropki passed away on May 11, 2019. His fees were prorated for the portion of the year he served on our Board and as Lead Director, and his outstanding time-based restricted stock units (RSUs) vested immediately upon his death.

[2]	These amounts reflect the annual Board retainer, the annual retainer for the Lead Director and the annual retainers for committee chairs.

[3]

Ms. Anderson, Mrs. Kropf, Ms. Poon and Messrs. Kramer, Thaman and Wunning deferred the payment of fees under our Director Deferred Fee Plan. Cash amounts deferred into vested stock units under our Director Deferred Fee Plan during 2019 were as follows: Ms. Anderson ($23,438), Mrs. Kropf ($138,417), Ms. Poon ($36,250), Mr. Kramer ($125,000), Mr. Thaman ($125,000) and Mr. Wunning ($155,000). These amounts were credited to either a common stock unit account or a shadow stock unit account under our Director Deferred Fee Plan.

[4]

These values reflect the following number of RSUs granted during 2019 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors: 372 for Ms. Anderson and Mr. Fettig, and 409 for Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kramer, Stropki, Thaman, Thornton and Wunning. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (ASC)), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[5]

The number of RSUs held by each of our non-management directors serving at December 31, 2019 was as follows: 372 for each of Ms. Anderson and Mr. Fettig, 804 for Mr. Thaman and 828 for each of Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kramer, Thornton and Wunning. Dividend equivalents on RSUs are deferred and paid upon vesting at the same rate as dividends are paid on our common stock.

None of our non-management directors held any stock options at December 31, 2019. Stock options are not part of our director compensation program.

[6]

These amounts include the following charitable matching gifts under The Sherwin-Williams Foundation Matching Gifts Program, which is described on the next page: $1,000 for Mr. Stropki and $3,000 for Ms. Anderson, Mrs. Kropf and Messrs. Anton, Fettig, Kramer, Thaman and Wunning. Additional amounts for Ms. Anderson and Mr. Stropki and the amounts included for Ms. Poon and Messrs. Thornton and Wunning consist of the aggregate incremental cost for personal use of corporate aircraft. The method used to calculate this cost is set forth in a footnote to the Summary Compensation Table.

21

Director Compensation Program

The Compensation Committee is responsible for reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Any executive officer of Sherwin-Williams who also serves as a director does not receive any additional compensation for serving as a director.

Our non-management director compensation program is designed to attract and retain highly qualified directors by ensuring non-management director compensation is competitive relative to market practices, addresses the time, effort, expertise and accountability required of active Board membership, and aligns directors’ interests with those of our shareholders through the equity component of the compensation program.

Director Fees

During 2019, the cash and equity compensation program for our non-management directors consisted of the following:

•	an annual cash retainer of $125,000;

•

an additional annual cash retainer of $35,000 for the Lead Director, $25,000 for the chair of the Audit Committee, $23,000 for the chair of the Compensation Committee and $20,000 for the chair of the Nominating Committee;

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of RSUs of approximately $160,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting and vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

It is the Compensation Committee’s practice to engage its independent compensation consultant, Compensation Advisory Partners, every other year to assess the competitiveness of our director compensation program relative to market practices, including the peer group we use for executive compensation purposes. The next assessment is expected to occur in July 2020. Additional information regarding the role and independence of our compensation consultant is set forth under the heading “Compensation and Management Development Committee” in the “Board Meetings and Committees” section.

Director Stock Ownership Requirement

The Board has established a minimum share ownership requirement to ensure the interests of our directors are aligned with the interests of our shareholders. Each non-management director who has served on the Board for at least five years is required to own shares of common stock equal in value to at least seven times the annual Board cash retainer. We include additional information about this requirement and the Compensation Committee’s annual review to determine whether our non-management directors are meeting this requirement under the heading “Stock Ownership Guidelines” in the “Other Arrangements, Policies and Practices” section of the CD&A.

Other Benefits

We also provide liability insurance and business travel accident insurance for all directors, including $300,000 accidental death and dismemberment coverage and $300,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in The Sherwin-Williams Foundation Matching Gifts Program and Grants for Volunteers Program on the same basis as employees. For the Matching Gifts Program, the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made by eligible participants to qualifying nonprofit organizations and educational institutions with tax-exempt affiliates.

Directors may defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock unit account, a shadow stock unit account or an interest bearing cash account. Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock unit account are distributed in cash.

22	2020 PROXY STATEMENT

Board Meetings and Committees

The Board held six meetings during 2019. Each incumbent director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors attended the 2019 Annual Meeting.

The Board has established an Audit Committee, Compensation Committee and Nominating Committee. Each committee has adopted a written charter. You may find a complete copy of each charter on our Investor Relations website, investors.sherwin-williams.com.

Committee Membership

The following table sets forth the current membership and chairs of the committees of the Board.

Name	Audit Committee	Compensation Committee	Nominating Committee
Kerrii B. Anderson		✓
Arthur F. Anton	Chair
Jeff M. Fettig	✓
David F. Hodnik		✓
Richard J. Kramer	✓		✓
Susan J. Kropf		Chair	✓
Christine A. Poon	✓		Chair
Michael H. Thaman		✓
Matthew Thornton III	✓		✓
Steven H. Wunning		✓

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met six times during 2019 and made regular reports to the Board. Each member of the Audit Committee is independent under applicable SEC rules, NYSE listing standards and our Director Independence Standards. The Board has determined that Ms. Poon and Messrs. Anton, Fettig and Kramer are “audit committee financial experts” under SEC rules.

Compensation and Management Development Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

23

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

As part of its charter, the Compensation Committee reviews and evaluates our programs, priorities and progress for recruiting, staffing, developing and retaining competent managers, including management succession planning for our CEO and other executives.

The Compensation Committee met five times during 2019 and made regular reports to the Board. Each member of the Compensation Committee meets the independence requirements under applicable SEC rules, NYSE listing standards and our Director Independence Standards.

Process for Determining Director and Executive Compensation

The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees and executive officers. The Compensation Committee relies upon several members of our management and their staff, as well as an independent compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged Compensation Advisory Partners as its outside compensation consultant reporting directly to the Compensation Committee. The Compensation Committee evaluated the independence of Compensation Advisory Partners, taking into account all factors relevant to its independence from management under applicable SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners is independent. In addition, the Compensation Committee conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2019 other than those matters for which it was engaged by the Compensation Committee.

Role of the Compensation Consultant

The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities and vesting conditions;

•	conducts an annual risk assessment of our compensation programs to guard against excessive risk-taking; and

•	provides information on current executive compensation trends and new developments.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

Role of Management

Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – Human Resources (SVP – HR) and his staff for input

24	2020 PROXY STATEMENT

related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs, and changes to existing plans and programs;

•	the evaluation of executive performance;

•	salary increases;

•	the alignment of incentive compensation plans and programs with our business goals and strategies;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and restricted stock units granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our SVP – HR will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our SVP – HR also meet with the chair of the Compensation Committee and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our SVP – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our SVP – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our Corporate Governance Guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met four times in 2019 and made regular reports to the Board. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Qualifications

The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. From time to time, the Nominating Committee receives input from senior management and other members of the Board to identify and evaluate potential director candidates. The Nominating Committee may also employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity and shall have demonstrated exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

Diversity of Directors and Director Nominees

In considering the composition of the Board, the Nominating Committee seeks to strike a proper balance between the addition of new directors who bring fresh and diverse perspectives and the stability of the Board as a whole. The Nominating Committee utilizes a director matrix consisting of a diverse set of experiences, qualifications, attributes and

25

skills, including diversity in gender, ethnicity and race, to maintain this commitment to a well-balanced, diverse Board. This matrix is included in this Proxy Statement under the heading “Experiences, Qualifications, Attributes and Skills of Director Nominees.” The Nominating Committee utilizes the matrix when identifying, considering and recommending director nominees, as well as potential director candidates as part of its process of identifying individuals qualified to become Board members. The Nominating Committee also regularly uses the matrix in reviewing the experiences, qualifications, attributes and skills of current directors. In assessing its overall effectiveness in recommending a diverse group of director nominees, the Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires. In addition, although the Board does not have a specific diversity policy, we periodically engage various organizations focused on increasing the representation of women and minorities on public company boards.

Consideration of Candidates Recommended by Shareholders

The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the class and number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate, (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•

a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements on our Investor Relations website, investors.sherwin-williams.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Ability of Shareholders to Nominate Directors via Proxy Access

Our Regulations provide a “proxy access” right to permit any shareholder, or group of up to 20 shareholders collectively, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to 20% of the total number of directors on the Board, rounding down to the nearest whole number, in accordance with the requirements set forth in our Regulations. Under our Regulations, requests to include shareholder-nominated candidates for director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our proxy statement for the previous year’s Annual Meeting of Shareholders. You may find a complete description of the requirements to nominate a director utilizing proxy access in our Regulations.

26	2020 PROXY STATEMENT

Audit Committee Report

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and SEC rules. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

AUDIT COMMITTEE

Arthur F. Anton, Chair

Jeff M. Fettig

Richard J. Kramer

Christine A. Poon

Matthew Thornton III

27

Compensation Risk Assessment

The Compensation Committee annually assesses the risks related to our compensation policies and practices. During 2019, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our incentive compensation programs, plans and policies. Compensation Advisory Partners presented the risk assessment to the Compensation Committee.

Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks:

•	We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity.

•	We have diversified incentive compensation metrics with performance goals focused on growth, profitability and managing capital at different levels within our company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are capped at maximum payout amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines for our directors and executives.

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets market median compensation.

•	We have stringent restrictions on the hedging and pledging of our securities by our directors and employees, including our executive officers.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback and recapture policy allowing us to “clawback” incentive compensation earned by executives and key employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and this Proxy Statement.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Susan J. Kropf, Chair

Kerrii B. Anderson

David F. Hodnik

Michael H. Thaman

Steven H. Wunning

28	2020 PROXY STATEMENT

Compensation Discussion and Analysis

Named Executive Officers.    This Compensation Discussion and Analysis (CD&A) describes our executive compensation program and how it applies to our five “named executives” listed below.

●

John G. Morikis.    Mr. Morikis has served as CEO since January 2016 and Chairman since January 2017. Mr. Morikis also served as President until March 2019. He began his career with Sherwin-Williams in December 1984.

●	Allen J. Mistysyn. Mr. Mistysyn has served as Senior Vice President – Finance and Chief Financial Officer since January 2017. He began his career with Sherwin-Williams in June 1990.

●

David B. Sewell.    Mr. Sewell has served as President and Chief Operating Officer (COO) of Sherwin-Williams since March 1, 2019. Prior to his current role, he served as President, Performance Coatings Group (PCG) from August 2014 to March 2019. Mr. Sewell began his career with Sherwin-Williams in February 2007.

●	Peter J. Ippolito. Mr. Ippolito has served as President, The Americas Group (TAG) since January 2018. He began his career with Sherwin-Williams in May 1986.

●

Aaron M. Erter.    Mr. Erter has served as President, PCG since March 1, 2019. Prior to his current role, he served as President, Consumer Brands Group (CBG) from August 2017 to March 2019. Mr. Erter joined Sherwin-Williams on June 1, 2017 – the date we completed the Valspar Transaction.

30	Executive Summary

34	Overview of Our Executive Compensation Program

34	The Compensation Committee

34	Compensation Objectives

35	Components of Compensation

35	Mix of Compensation Components

36	Peer Group

37	Use of Market Compensation

37	Key Components of Our Executive Compensation Program

37	Base Salary

38	Annual Cash Incentive Compensation

41	Long-Term Equity Incentive Compensation

43	Other Arrangements, Policies and Practices

43	Employment Agreements

44	Limited Perquisites

44	Internal Pay Equity

44	Tally Sheets

44	Stock Ownership Guidelines

45	Retirement Plans and Other Benefits

45	Clawback and Recapture Policy

45	Change in Control Agreements

45	Policy Concerning Future Severance Agreements

45	Key Employee Separation Plan

29

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by linking a significant percentage of our executive compensation program to company performance, business unit performance (where applicable) and stock price appreciation.

Our compensation programs are integral to our longstanding success as they assist us in attracting, retaining and motivating talented and high-performing people throughout our organization to drive consistent and strong financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 26.7%, compared to the average annual return for the S&P 500 of 13.6%.

•

2019 was our 41st consecutive year of increased dividends, as we continued our practice of returning significant value to our shareholders. During 2019, we returned $1.2 billion to our shareholders through dividends and repurchases of our stock. Over the past three years, we returned approximately $2.5 billion in cash to our shareholders through dividends and stock repurchases.

2019 Financial and Operating Highlights

2019 was another outstanding year for Sherwin-Williams. With net sales increasing to a record $17.9 billion, 2019 was our ninth consecutive year reporting record net sales. Net income from continuing operations increased to $1.5 billion, and diluted net income per share from continuing operations increased to $16.49. We generated record net operating cash of $2.3 billion in 2019 — our fifth consecutive year reporting record cash from operations.

The following graphs show our company’s performance for key financial measures over the past three-year period. Please also see our consolidated financial statements and notes included in our 2019 Annual Report.

[1]

2019 includes after-tax acquisition-related costs of $299.6 million, after-tax trademark impairment of $93.1 million, a tax credit investment loss of $74.3 million and after-tax pension plan settlement expense of $25.0 million, partially offset by after-tax Brazil indirect tax credit of $33.3 million and after-tax benefit from the resolution of the California public nuisance litigation of $26.1 million. 2018 includes after-tax acquisition-related costs of $394.4 million, after-tax environmental expense provisions of $126.1 million, after-tax California litigation expense of $103.4 million and after-tax pension settlement expense of $28.3 million. 2017 includes a one-time income tax benefit of $668.8 million from deferred income tax reductions related to tax reform and after-tax acquisition-related costs of $329.4 million.

[2]

2019 includes charges of $3.21 per share for acquisition-related costs, $1.00 per share for non-cash trademark impairment charges, a tax credit investment loss of $0.79 per share and pension plan settlement expense of $0.27 per share, partially offset by a Brazil indirect tax credit of $0.36 per share and a benefit from the resolution of the California litigation of $0.28 per share. 2018 includes charges of $4.15 per share for acquisition-related costs, $1.32 per share for environmental expense provisions, $1.09 per share for California litigation expense and $.30 per share for pension settlement expense. 2017 includes a one-time benefit of $7.04 per share from deferred income tax reductions related to tax reform and charges of $3.47 per share for acquisition-related costs.

30	2020 PROXY STATEMENT

2019 Compensation Highlights

Recent key executive compensation highlights include the following:

•	2019 Annual Cash Incentive Performance. Our named executives earned an average of 144% of their 2019 target annual cash incentive compensation.

•

2017 – 2019 Long-Term Equity Incentive Performance. 137% and 165% of the target number of performance-based restricted stock units (PRSUs) for the 2017 – 2019 performance period vested based upon above-target company performance for cumulative earnings per share (EPS) and average return on net assets employed (RONAE), respectively, over the three-year performance period.

Relationship Between Pay and Performance

Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That said, a significant portion of our executive compensation program is tied to the value of our stock, which we believe is critical to ensuring we deliver value to shareholders. Our executives only realize the full value of their compensation if our shareholders also realize value.

Each year, the Compensation Committee assesses our CEO’s compensation in light of Sherwin-Williams’ performance relative to its peers. In October 2019, the Compensation Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (TSR) over the five-year period ended December 31, 2018, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. At the time of such review, 2018 was the most recent year for which compensation information was available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

31

The following chart, prepared by our independent compensation consultant, Compensation Advisory Partners, shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. Sherwin-Williams’ cumulative TSR over the five-year period was 126%, which was higher than all companies in our peer group. Peer group companies are indicated by the circles in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEO’s realizable pay was well aligned with Sherwin-Williams’ performance.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of time-based restricted stock and RSUs granted during the five-year period based on the 2018 year-end closing stock price; (d) the vesting date value of long-term performance equity awards that were earned in 2016, 2017 and 2018; (e) the value of target long-term performance equity awards granted in 2017 and 2018 based on the 2018 year-end closing stock price; and (f) the in-the-money value of stock options granted during the five-year period based on the 2018 year-end closing stock price. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the 2019 Grants of Plan-Based Awards Table.

32	2020 PROXY STATEMENT

Independent Compensation Consultant

The Compensation Committee assessed the independence of Compensation Advisory Partners under applicable SEC rules and NYSE listing standards. The Compensation Committee determined that Compensation Advisory Partners is independent and its work raises no conflicts of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams during 2019 other than those matters for which it was engaged by the Compensation Committee.

Overview of Executive Compensation Practices

Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements, as well as significant events, such as the Valspar Transaction. We list below some of the more significant best practices we have adopted, and the practices we have avoided, which we believe highlight our commitment to responsible pay and governance principles that best serve our shareholders’ long-term interests.

What We Do	What We Don’t Do

✓ Performance-Based Pay.    We emphasize pay for performance. For 2019, 90% of the base salary, annual incentive and long-term incentive compensation components for our CEO (and an average of 80% for our other named executives) were tied to performance.

✓ Independent Compensation Committee.    Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.

✓ Independent Compensation Consultant.      The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2019.

✓ Balanced Compensation Structure.    We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity components.

✓ Target Median.    We have a pay philosophy that targets market median compensation. We assess our current compensation practices, policies and pay levels against peer companies.

✓ Responsibly Administered Incentive Compensation Programs.    We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

✓ Clawback and Recapture Policy.    Our clawback and recapture policy allows us to “clawback” incentive compensation earned by our executives and key employees.

✓ Double-Trigger Change in Control.     Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.

✓ Significant Stock Ownership.    Our directors and executives have significant stock ownership requirements.

✓ Annual Say-on-Pay Vote.    We continue to hold our advisory say-on-pay vote on an annual basis.

 No Employment Agreements.    We do not have employment agreements currently in effect with our named executives; our named executives are employed at will.

 No Dividend Equivalents for Unvested PRSUs or RSUs.    Dividend equivalents on PRSU or RSU awards are deferred and paid only on earned shares upon vesting.

 No Repricing or Replacing of Underwater Stock Options.     We do not permit the repricing or replacing of underwater stock options without shareholder approval.

 No Hedging.    Directors and employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities.

 No Pledging.    Directors, executive officers and certain other employees may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

 No Speculative Trading.    Directors and employees, including our executive officers, may not engage in short sales of our securities or in put options, call options or other market-offered derivative transactions in our stock.

 No Excessive Perquisites.    Consistent with our culture, we provide only limited perquisites to our executives.

 No Excessive Risk-Taking.    We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.

 No Above-Market Earnings on Deferred Compensation.    We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

33

Impact of Last Year’s Say-on-Pay Vote

At our 2019 Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (96.9% of votes cast) voting in favor. We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based on this strong shareholder support, the Compensation Committee does not believe our executive compensation program requires material changes. However, the Compensation Committee has made, and will continue to make, changes designed to further enhance the objectives of our program, as well as to address significant events to the extent appropriate to do so. We will continue to hold the advisory say-on-pay vote annually until the next shareholder vote on say-on-pay frequency in 2023.

The Compensation Committee highly values the input of our shareholders. The Compensation Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2020 say-on-pay vote. We will make modifications based upon evolving best practices, developments in our business, market compensation information and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

Overview of Our Executive Compensation Program

The Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee reports to the Board on all compensation matters for members of our senior management team, including our named executives. The Compensation Committee has engaged Compensation Advisory Partners as its independent compensation consultant in order to fulfill its responsibilities. We include additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Compensation and Management Development Committee” in the “Board Meetings and Committees” section.

Compensation Objectives

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent long-term basis. We believe it is important that our compensation programs:

•

Be competitive.    Our programs are designed to attract, retain and motivate talented and high-performing people at all levels of our company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

•

Maintain a performance and achievement-oriented culture.    A significant percentage of our employees participate in incentive plans tied to clear, pre-established performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement or encouraging unnecessary or excessive risk-taking.

•

Align the interests of our executives with those of our shareholders.    It is important that a significant portion of our executives’ incentive compensation be directly tied to our stock price in order to align the financial interests of our executives with the interests of our shareholders and keep our executives focused on sustained financial performance. In addition, we have implemented significant stock ownership requirements for our executives described below under the heading “Other Arrangements, Policies and Practices – Stock Ownership Guidelines.”

We believe our compensation programs achieve these goals.

34	2020 PROXY STATEMENT

Components of Compensation

The components of our executive compensation program, the primary purpose of and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for day-to-day performance of job responsibilities.	Cash

Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash

Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary of grant and have a ten-year term.

PRSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals and are paid in stock.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.

Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; annual executive physical exam; executive life insurance and executive long-term disability plans; and other benefits.

Mix of Compensation Components

We maintain a balanced approach to compensating our named executives by combining elements that vary by the (a) type of compensation (fixed and variable), (b) length of the performance period (short-term and long-term) and (c) form of compensation (cash and equity). We believe this mix aligns with our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value. Accordingly, a significant percentage of the compensation opportunity of each named executive is variable, at risk and tied to company or business unit performance, including stock price appreciation. The following chart illustrates the mix of the key compensation components for our named executives for 2019. The percentages reflect the amounts of 2019 base salary, targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and PRSUs granted in 2019, but do not reflect the retention bonus received by Mr. Erter in June 2019 pursuant to his employment agreement, which terminated on August 1, 2019.

35

Peer Group

The Compensation Committee utilizes a peer group of companies to assess the competitiveness of our executive compensation program relative to the market. The compensation consultant annually identifies the compensation paid to named executives with similar roles and responsibilities at a group of chemical, industrial, manufacturing, consumer product and retail companies with comparable sales, which are considered to be our peer group companies. The compensation consultant also compiles compensation data from broad-based surveys of companies of similar size and industry to us. These surveys are sponsored by nationally recognized compensation consulting firms. We, along with many of our peer group companies, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The compensation consultant annually reviews current and potential peer companies and recommends changes primarily based upon revenue size, market capitalization, industry, business description/mix and brand recognition. The Compensation Committee periodically evaluates and, if necessary, adjusts the composition of our peer group to ensure it remains the most relevant group of companies to use for compensation purposes. During 2019, the Compensation Committee reviewed the continued appropriateness of our peer group and noted that, in October 2018, one of our peer group companies, Praxair, Inc., merged with Linde AG to form Linde plc. Based upon its evaluation and the recommendation of Compensation Advisory Partners, the Compensation Committee determined it was appropriate to retain Linde plc in our peer group and did not make any further changes.

Our peer group consists of the 23 companies listed below. 2018 annual revenues for the companies in our peer group ranged from approximately $8.3 billion to $40.3 billion, with Sherwin-Williams ranking at the 58th percentile in annual revenues.

Air Products and Chemicals, Inc.	Ecolab Inc.	Masco Corporation

Akzo Nobel N.V.	Honeywell International Inc.	Mohawk Industries, Inc.

Ball Corporation	Huntsman Corporation	Newell Brands Inc.

Colgate-Palmolive Company	Illinois Tool Works Inc.	PPG Industries, Inc.

Cummins Inc.	Johnson Controls International plc	Stanley Black & Decker, Inc.

Deere & Company	Kimberly-Clark Corporation	3M Company

Eastman Chemical Company	Linde plc	Whirlpool Corporation

Eaton Corporation plc	LyondellBasell Industries N.V.

36	2020 PROXY STATEMENT

Use of Market Compensation

The compensation consultant calculates an average of (a) the compensation available at companies in our peer group (using the most recent proxy data) and (b) the average compensation data from the broad-based surveys. We refer to this average as “market” compensation, which provides the Compensation Committee with a framework to evaluate the competitiveness of our executive compensation program, as well as assistance in determining the mix of compensation components and target compensation levels. We generally benchmark target compensation paid to our named executives within a general range (plus or minus approximately 15%) of the market median compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the market median.

We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions, and the decisions we make, are materially similar for all named executives and generally result in higher compensation levels for our CEO due to the higher market compensation for CEOs.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Compensation Committee generally compares each named executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the market median compensation. Individual components may be more or less than market median compensation because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the market median for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance and internal pay equity.

The following table sets forth the projected total direct compensation for each named executive as a percentage of the market median total direct compensation. For purposes of this table, projected total direct compensation includes 2020 base salary, 2020 targeted annual cash incentive compensation, stock options granted in 2019 and the targeted value of PRSUs granted in early 2020.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Median Compensation

John G. Morikis	102%

Allen J. Mistysyn	100%

David B. Sewell	91%

Peter J. Ippolito	98%

Aaron M. Erter	99%

The actual amounts we pay our named executives may vary from the targeted amounts set forth above based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the projected amount of any 2020 compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Key Components of Our Executive Compensation Program

Base Salary

Salary Ranges.    Salary is the only key component of our executive compensation program that is not at-risk. Each executive position at our company is assigned a salary grade. Salary grades are designed to be competitive and recognize different levels of responsibility within our company. Each salary grade corresponds to a salary range, with minimum and

37

maximum amounts, that we review against market base salaries specific to the applicable position and level of responsibility. The midpoint of the salary range generally approximates the market median salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive at least annually and at other times, as appropriate, in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective early each year.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt the salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit-based salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below the market median for his or her position, but who receives the highest performance rating) toward the market median salary for his or her position.

Annual Performance Appraisals.    All salaried employees, including our named executives, undergo an annual performance appraisal. Each non-CEO named executive’s performance for the prior year is evaluated by our CEO. The evaluation is based upon the executive’s performance results (including accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership (including work ethic and strategic contributions). For the evaluation of our CEO, each non-management director assesses performance for the following categories: performance results, business strategy, developing a management team and personal and board leadership. These factors are not quantified or weighted. Instead, discretion and subjective judgment are used in assessing the factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in assessing performance. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

2019 Base Salaries.    The Compensation Committee set 2019 base salaries for our named executives at the beginning of 2019. Percentage salary increases for Messrs. Mistysyn and Ippolito moved their base salaries closer to the market median for their respective positions. As previously noted, Messrs. Sewell and Erter were promoted to President and COO and President, PCG, respectively, effective March 1, 2019. The Compensation Committee set base salaries for Messrs. Sewell and Erter commensurate with their respective new positions, and such increases moved their base salaries closer to the market median for their respective new positions.

Name	2018 Base Salary ($)	% Increase for 2019	2019 Base Salary ($)

John G. Morikis	1,300,000	3.00%	1,339,000

Allen J. Mistysyn	679,982	10.31%	750,088

David B. Sewell	625,042	20.00%	750,050

Peter J. Ippolito	575,000	9.57%	630,028

Aaron M. Erter	516,256	19.13%	615,016

Annual Cash Incentive Compensation

Annual cash incentive compensation may be earned by our named executives under our shareholder-approved 2007 Executive Annual Performance Bonus Plan (the Performance Plan). Annual incentive compensation is intended to motivate our executives to achieve annual performance goals that strengthen our company over the long term. Our Performance Plan is designed so that our executives may earn higher annual cash incentive compensation for exceeding target performance goals, but receive lower, or no, annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our named executives as a percentage of their base salary. Target incentive awards are determined by using the market median annual cash incentive compensation, which generally equals the amount a named executive could receive if he or she achieved a 100% average of his or her performance goals. The maximum incentive awards are determined by the Compensation Committee following a review of the maximum annual cash incentive compensation available to similarly-situated executives at peer group companies.

38	2020 PROXY STATEMENT

The following table sets forth the 2019 minimum, target and maximum annual cash incentive compensation levels, as a percentage of base salary, for each named executive. Percentages for Messrs. Sewell and Erter reflect their respective promotions effective March 1, 2019.

	Incentive Amount as a Percentage of Salary

Name	Minimum	Target	Maximum

John G. Morikis	0%	145%	290%

Allen J. Mistysyn	0%	80%	160%

David B. Sewell

January 1 – February 28	0%	80%	160%

March 1 – December 31	0%	100%	200%

Peter J. Ippolito	0%	80%	160%

Aaron M. Erter

January 1 – February 28	0%	70%	140%

March 1 – December 31	0%	80%	160%

Objective Annual Payout Formula.    The Compensation Committee approves objective, clearly-defined annual performance goals and payout formulae for our named executives. Our CEO also approves the goals and payout formulae for our other named executives. During 2019, Messrs. Morikis and Mistysyn had identical corporate financial performance goals. For Messrs. Sewell and Erter, the Compensation Committee approved two sets of goals for each of them as a result of their promotions effective March 1, 2019. Mr. Sewell had performance goals related to objectives important to PCG for January and February when he served as President, PCG and corporate financial performance goals beginning in March when he was promoted to President and COO. Messrs. Erter and Ippolito had performance goals related to objectives important to the business unit for which they were each responsible throughout the year, with Mr. Erter’s performance goals split to reflect his role as President, CBG until his promotion to President, PCG beginning in March 2019.

We use multiple performance goals to encourage our named executives to have a well-rounded approach to managing the business and not to concentrate on achieving just one goal to the detriment of others. We use EPS as a performance metric for both a portion of our annual cash incentive program and a portion of our PRSU program. EPS is a widely communicated and easily understood key measure used in both evaluating the success of our company’s performance and determining the market value of our stock. The Compensation Committee and management believe it is important to utilize EPS for portions of both our annual cash incentive compensation and long-term equity compensation programs because, over the long term, EPS growth will drive value for our shareholders. In addition, by using EPS, management is held accountable for driving top-line growth and managing our operating cost structure. Each year, the Compensation Committee and management evaluate the incentive structure, including the metrics used in each of the incentives. Based on the most recent review, we believe EPS provides effective line of sight to drive individual performance. In addition, by delivering the entire long-term incentive in equity, executives are encouraged to drive long-term value for shareholders, and the performance metrics used in the annual incentive program provide reinforcement of the activities that will drive value.

For 2019, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals set at levels that were of the same magnitude as set forth in our 2019 annual operating budget. We set maximum levels so that performance would have to exceed target levels by a significant degree, requiring performance well above expectations.

39

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee has discretion to include or exclude the impact of certain items, as permitted under the Performance Plan. The following table shows, for each named executive, the performance goals, minimums, targets, maximums and actual results (taking into account the promotions effective for Messrs. Sewell and Erter on March 1, 2019).

2019 Annual Cash Incentive Performance Goals

Name	Performance Goals	Minimum	Target	Maximum	Actual Results

John G. Morikis	Net Sales	$16.53 billion	$18.37 billion	$18.78 billion	$17.90 billion

Allen J. Mistysyn	Adjusted EPS(1)	$14.61	$18.26	$19.43	$18.60

	Free Cash Flow (FCF)(1)	$985.98 million	$1.23 billion	$1.29 billion	$1.57 billion
David B. Sewell	January 1 – February 28

	PCG Sales	$5.64 billion	$6.27 billion	$6.35 billion	$6.09 billion

	PCG Profit Before Taxes (PBT)	$681.07 million	$851.34 million	$888.13 million	$872.96 million

	PCG RONAE(2)	28.22%	35.28%	35.59%	39.85%

March 1 – December 31

	Net Sales	$16.53 billion	$18.37 billion	$18.78 billion	$17.90 billion

	Adjusted EPS(1)	$14.61	$18.26	$19.43	$18.60

	FCF(1)	$985.98 million	$1.23 billion	$1.29 billion	$1.57 billion
Peter J. Ippolito	TAG Sales	$9.17 billion	$10.19 billion	$10.47 billion	$10.17 billion

	TAG PBT	$1.45 billion	$1.81 billion	$1.86 billion	$1.90 billion

	TAG RONAE(2)	76.93%	96.16%	98.21%	101.16%
Aaron M. Erter	January 1 – February 28

	CBG Sales	$2.79 billion	$3.10 billion	$3.14 billion	$2.99 billion

	CBG PBT	$281.07 million	$351.34 million	$387.33 million	$379.11 million

	CBG RONAE(2)	19.68%	24.60%	26.20%	28.20%

March 1 – December 31

	PCG Sales	$5.64 billion	$6.27 billion	$6.35 billion	$6.09 billion

	PCG PBT	$681.07 million	$851.34 million	$888.13 million	$872.96 million

	PCG RONAE(2)	28.22%	35.28%	35.59%	39.85%

[1]	Adjusted EPS and FCF are calculated as set forth on Appendix B.

[2]	For each of CBG, PCG and TAG, RONAE is calculated as set forth on Appendix B.

Calculation of 2019 Annual Cash Incentive Amounts Earned.    In February 2020, the Compensation Committee approved the annual incentive compensation amounts earned by our named executives during 2019 based upon the level of achievement of the performance goals. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2019 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0 – 75, 75 – 100, and 100 – 125 are determined on a straight-line basis.

40	2020 PROXY STATEMENT

The calculations used to determine the actual incentive amounts earned by each named executive during 2019 are shown in the table below and are illustrated by the following formula:

Weighting X Achievement Level = Weighted Achievement Level g Incentive Amount as a % of Salary X Salary = Incentive Amount Earned

Name	Weighting		Achievement Level		Weighted Achievement Level		Amount as a Percentage of Salary		Salary		Amount Earned
John G. Morikis	Net Sales	25%	Net Sales	87.33	Net Sales	21.83	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	107.30	Adjusted EPS	42.92	Target	145%
	FCF	35%	FCF	125.00	FCF	43.75	Maximum	290%
					Total	108.50	Actual Result	194.31%		$1,333,000	$2,590,000
Allen J. Mistysyn	Net Sales	25%	Net Sales	87.33	Net Sales	21.83	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	107.30	Adjusted EPS	42.92	Target	80%
	FCF	35%	FCF	125.00	FCF	43.75	Maximum	160%
					Total	108.50	Actual Result	107.21%		$739,303	$793,000
David B. Sewell	January 1 — February 28
	PCG Sales	25%	PCG Sales	85.67	PCG Sales	21.41	Minimum	0%
	PCG PBT	40%	PCG PBT	114.69	PCG PBT	45.88	Target	80%
	PCG RONAE	35%	PCG RONAE	125.00	PCG RONAE	43.75	Maximum	160%
					Total	111.04	Actual Result	115.34%		$96,160	$111,000
	March 1 — December 31
	Net Sales	25%	Net Sales	87.33	Net Sales	21.83	Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	107.30	Adjusted EPS	42.92	Target	100%
	FCF	35%	FCF	125.00	FCF	43.75	Maximum	200%
					Total	108.50	Actual Result	134.01%		$630,331	$845,000
									Total:	$726,491	$956,000
Peter J. Ippolito	TAG Sales	25%	TAG Sales	99.10	TAG Sales	24.78	Minimum	0%
	TAG PBT	40%	TAG PBT	125.00	TAG PBT	50.00	Target	80%
	TAG RONAE	35%	TAG RONAE	125.00	TAG RONAE	43.75	Maximum	160%
					Total	118.53	Actual Result	139.28%		$621,562	$866,000
Aaron M. Erter	January 1 — February 28
	CBG Sales	25%	CBG Sales	82.41	CBG Sales	20.60	Minimum	0%
	CBG PBT	40%	CBG PBT	119.29	CBG PBT	47.72	Target	70%
	CBG RONAE	35%	CBG RONAE	125.00	CBG RONAE	43.75	Maximum	140%
					Total	112.07	Actual Result	103.79%		$79,424	$82,000
	March 1 — December 31
	PCG Sales	25%	PCG Sales	85.67	PCG Sales	21.41	Minimum	0%
	PCG PBT	40%	PCG PBT	114.69	PCG PBT	45.88	Target	80%
	PCG RONAE	35%	PCG RONAE	125.00	PCG RONAE	43.75	Maximum	160%
					Total	111.04	Actual Result	115.34%		$516,980	$596,000
									Total:	$596,404	$678,000

Long-Term Equity Incentive Compensation

The largest component of pay for our named executives is long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan (the Incentive Plan). Our long-term equity incentive compensation program is designed to focus our executives on improving company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded — through growth in the value of our stock. We believe that long-term equity awards also serve as a retention tool for our executives. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

Our long-term equity compensation program for our named executives consists of stock options and PRSUs. Our stock option program is the primary means by which we grant long-term equity compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our PRSU program is designed for a more select group of key employees, including our named executives, and rewards these employees based upon the achievement of financial performance goals and stock price appreciation.

Double-Trigger Acceleration Provision.    Grants of stock options and PRSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards

41

that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason.

Dividend Equivalents.    We do not pay current dividend equivalents on unvested PRSUs or RSUs. The payment of dividend equivalents on unvested PRSUs or RSUs is deferred and paid only if and to the extent the units vest. There are no dividend equivalents associated with stock option awards.

Grant Practices – Emphasis on Performance-Based Awards.    When making annual equity grants, we begin by determining the market median value of long-term equity incentive compensation. We then allocate the target mix among types of equity grants. The target mix of our annual long-term equity incentives is set forth in the table below. We believe this mix of equity awards provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention and rewarding executives for sustained performance results.

Type of Equity Award	Allocation
Stock Options	40%
PRSUs – Adjusted EPS Goal	40%
PRSUs – Adjusted RONAE Goal	20%

Our long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options or restricted stock units currently held by an executive when making equity awards.

We grant stock options and PRSUs on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant PRSUs at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, usually a few weeks following the release of our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants typically are made on the same day the Audit Committee approves our earnings release for the third quarter, shortly before we release our third quarter earnings results. We may also grant PRSUs and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or PRSUs to be granted or the date of grant.

2019 Annual Equity Awards.    The following table shows the number of stock options and PRSUs granted to each named executive during 2019:

	Number of Stock Options Granted in 2019	Number of PRSUs Granted in 2019 at Target
Name		Adjusted EPS Goal	Adjusted RONAE Goal
John G. Morikis	34,800	9,700	4,850
Allen J. Mistysyn	8,800	2,200	1,100
David B. Sewell	9,200	2,300	1,150
Peter J. Ippolito	6,800	1,800	900
Aaron M. Erter	6,000	1,600	800

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the quarter immediately preceding the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options. In accordance with the terms of our Incentive Plan, the option exercise price is equal to the average of the highest and lowest sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock

42	2020 PROXY STATEMENT

options — our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval and do not contain reload features.

PRSUs.    Our annual grants of PRSUs vest at the end of a three-year period. The value of PRSUs granted to an executive is based upon the executive’s position and level of responsibility. The number of PRSUs granted is determined by using the average value of our stock over the 30-business day period ending on the last day of the January preceding the date of grant. One PRSU is equivalent in value to one share of our common stock. PRSUs generally are paid out in common stock upon vesting. The number of PRSUs granted is approximately equal to the target value. Executives have an opportunity to earn two times the target value for maximum performance. We correspondingly set maximum goals higher, making achievement of the goals more difficult to attain to provide a greater incentive for above-target performance.

The threshold, target and maximum achievement levels for the 2019 grants of PRSUs are illustrated in the following table for the 2019 – 2021 performance period. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Adjusted EPS Goal(1)	Adjusted RONAE Goal(1)	% of Target Vesting
Maximum	$63.61	13.6%	200%
Target	$59.14	11.6%	100%
Threshold	$53.76	9.6%	25%

[1]	Adjusted EPS and Adjusted RONAE are calculated as set forth on Appendix B.

2020 Vesting of PRSUs.    In February 2020, the Compensation Committee determined the vesting of PRSUs for the 2017 – 2019 performance period. Our 2017 – 2019 PRSUs were originally designed to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), and included a one-year EBITDA performance hurdle of $2.1 billion, which, if achieved in any one calendar year within the 2017 – 2019 performance period, would fund each of the applicable named executives’ PRSU awards at a maximum level, subject to the Compensation Committee’s right to determine payouts based upon the Adjusted EPS and Adjusted RONAE goals described below. The one-year EBITDA performance hurdle was achieved in 2017 (calculated as described on Appendix B) and, as a result, each award became potentially payable at a maximum award level. The Compensation Committee determined actual payouts of the awards based upon the achievement of the Adjusted EPS and Adjusted RONAE goals. The following table shows the goals, target and maximum levels, actual results and percentage of target PRSUs vesting.

Performance Goal	Target	Maximum	Results	% of Target PRSUs Vesting
Adjusted EPS(1)	$48.80	$53.68	$50.57	137%
Adjusted RONAE(1)	13.0%	15.0%	14.3%	165%

[1]	Adjusted EPS and Adjusted RONAE for purposes of determining achievements are calculated as shown on Appendix B.

Other Arrangements, Policies and Practices

Employment Agreements

We do not currently have employment agreements with our named executives. In connection with the Valspar Transaction, Sherwin-Williams entered into an employment agreement with Mr. Erter that included certain severance provisions and which terminated by its terms on August 1, 2019. In June 2019, Mr. Erter received his final retention bonus in the amount of $228,800 pursuant to his employment agreement. Subsequent to the termination of his employment agreement, Mr. Erter is now employed at will, like our other named executives.

43

Limited Perquisites

Consistent with our culture, we provide our named executives with only limited perquisites, which include benefits provided pursuant to our executive travel policy and standard relocation policy that are in line with market practice. Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into an aircraft time sharing agreement with Mr. Morikis pursuant to which he will reimburse Sherwin-Williams for the aggregate incremental cost of his personal use of company aircraft in excess of $75,000 on an annual basis. Under the agreement, Mr. Morikis is permitted to lease company aircraft from time to time on an “as needed and as available” basis. The Compensation Committee determined it was appropriate for Sherwin-Williams to enter into the agreement with Mr. Morikis for his personal safety and security as our CEO and to maximize his time given his significant duties and responsibilities to Sherwin-Williams. We also maintain a standard relocation policy pursuant to which eligible employees are reimbursed for reasonable and necessary expenses associated with a relocation at our request. This policy includes, in certain circumstances, an obligation on the part of the employee to reimburse Sherwin-Williams if his or her employment terminates within two years after acceptance of the applicable benefit. Mr. Erter joined Sherwin-Williams on June 1, 2017 pursuant to terms negotiated in connection with the Valspar Transaction, and, at our request moved to Cleveland, Ohio in 2018. We believe it is in the best interests of Sherwin-Williams that an executive in his position be located at our corporate headquarters in Cleveland.

Additional information regarding the aggregate incremental cost of perquisites paid for by Sherwin-Williams during 2019 to our named executives is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. To maintain internal equity in connection with grants of stock options and PRSUs, the Compensation Committee generally grants the same number of stock options and PRSUs to employees who are in similar pay grades.

Tally Sheets

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also quantify the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines

We have established minimum stock ownership requirements for our non-management directors and executives to encourage meaningful stock ownership in Sherwin-Williams. We require each non-management director who has served on the Board for at least five years to own shares of our stock equal in value to a minimum of seven times the annual Board cash retainer. We also require each executive who has served in such capacity for at least five years to own shares of stock equal in value to a multiple of his or her base salary. Minimum ownership requirements are six times for our CEO, four times for our COO and three times for our other named executives. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each RSU is considered a share of stock. Stock options and PRSUs are not considered for purposes of meeting the requirement.

The Compensation Committee reviews shareholdings on an annual basis to determine whether our non-management directors and executives are meeting these requirements. At December 31, 2019, our CEO held shares equal in value to

44	2020 PROXY STATEMENT

50 times his base salary and our other named executives held shares equal in value to an average of 8 times their respective base salaries. All non-management directors and executives have either met the guidelines or are expected to meet the guidelines within the prescribed time frames.

Retirement Plans and Other Benefits

We provide our named executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefits generally include an annual physical exam and executive life insurance and executive long-term disability plans. The life insurance plan was frozen to new participants beginning in January 2008. The 2019 amounts for these benefits are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table and described under the heading “Potential Payments Upon Termination or Change in Control.”

Clawback and Recapture Policy

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to our named executives and other key employees in the event of a financial restatement. Information about our policy is included under the heading “Corporate Governance — Clawback and Recapture Policy.”

Change in Control Agreements

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we entered into change in control severance pay agreements with our executives, including each of our named executives. With respect to Mr. Erter, we entered into this agreement with him upon the expiration of his employment agreement. Given the heightened focus on change in control agreements, the Compensation Committee engaged its compensation consultant in 2017, and then again in 2019, to compare our change in control severance pay agreements to prevailing market practices. Based upon such reviews, the Compensation Committee believes that the material terms of the severance agreements, which include a double-trigger provision, are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future executive severance agreements will not include any tax gross-up payments. The policy was adopted in February 2010 (after Sherwin-Williams entered into severance agreements with Messrs. Morikis and Ippolito).

Key Employee Separation Plan

Effective January 1, 2018, the Compensation Committee approved the adoption of the Key Employee Separation Plan (as amended, the KESP), in which each named executive participates (including Mr. Erter, who was added as a participant following the expiration of his employment agreement). Under the KESP, our named executives are entitled, subject to execution and non-revocation of a release of claims, to certain severance payments and benefits in the event their employment is involuntarily terminated by Sherwin-Williams for reasons other than cause, death or disability prior to a change in control.

Additional information regarding the KESP, including the estimated amounts payable to our named executives upon termination of employment without cause prior to a change in control, is set forth below under the heading “Potential Payments upon Termination or Change in Control.”

45

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position*	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John G. Morikis Chairman and Chief Executive Officer	2019	1,333,000	-0-	6,275,997	4,140,974	2,590,000	-0-	514,760	14,854,731
	2018	1,276,924	-0-	5,512,826	3,545,502	2,306,000	-0-	572,497	13,213,749
	2017	1,142,313	-0-	5,042,504	4,109,591	2,730,000	-0-	488,786	13,513,194
Allen J. Mistysyn Senior Vice President – Finance and Chief Financial Officer	2019	739,303	-0-	1,423,422	1,047,143	793,000	-0-	172,544	4,175,412
	2018	667,678	-0-	1,029,869	820,296	665,000	-0-	184,031	3,366,874
	2017	600,002	-0-	878,969	757,237	849,000	-0-	116,454	3,201,662

David B. Sewell President and Chief Operating Officer	2019	726,491	-0-	1,488,123	1,094,740	956,000	-0-	175,431	4,440,785
	2018	613,500	-0-	908,708	674,466	715,000	-0-	124,628	3,036,302

Peter J. Ippolito President, TAG	2019	621,562	-0-	1,164,618	809,156	866,000	-0-	156,703	3,618,039
	2018	560,847	-0-	908,708	674,466	407,000	-0-	192,484	2,743,505
Aaron M. Erter President, PCG	2019	596,404	228,800(4)	1,035,216	713,961	678,000	-0-	364,876	3,617,257
	2018	513,756	228,800	666,386	410,148	693,000	-0-	616,320	3,128,410

*	Compensation information is not shown for 2017 for Messrs. Sewell, Ippolito and Erter because they were not named executives during 2017.

[1]

These values reflect PRSUs granted to our named executives. The value of PRSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the PRSUs reflected in this column assuming the highest level of performance conditions will be achieved.

	2019	2018	2017
John G. Morikis	$12,551,994	$11,025,651	$10,085,007
Allen J. Mistysyn	2,846,844	2,059,737	1,757,937
David B. Sewell	2,976,246	1,817,415	—
Peter J. Ippolito	2,329,236	1,817,415	—
Aaron M. Erter	2,070,432	1,332,771	—

46	2020 PROXY STATEMENT

[2]

These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions. Additional information used in estimating the fair value of these options is set forth in Note 14 to the Consolidated Financial Statements in Item 8 of our 2019 Annual Report.

	2019	2018	2017
Risk-free interest rate	1.64%	2.99%	1.97%
Expected life of options	5.05 years	5.05 years	5.05 years
Expected dividend yield of stock	0.87%	0.89%	0.85%
Expected volatility of stock	0.232	0.211	0.213

[3]	The amounts for 2019 include compensation under the following plans and programs.

	Morikis	Mistysyn	Sewell	Ippolito	Erter
Pension Investment Plan	$16,500	$13,750	$9,625	$16,500	$8,250
Employee Stock Purchase Plan	16,800	16,800	16,800	16,286	15,200
Deferred Compensation Savings Plan	406,080	124,981	111,183	91,669	113,634
Executive Life Insurance Plan	49,430	13,273	5,650	28,181	-0-
Executive Disability Income Plan	4,620	3,740	3,438	3,162	2,839
Charitable Matching Gifts	3,000	-0-	2,500	-0-	-0-
Perquisites	18,330	-0-	26,235	905	224,550
Reimbursement of Taxes	-0-	-0-	-0-	-0-	403

Total	$514,760	$172,544	$175,431	$156,703	$364,876

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	Employee Stock Purchase and Savings Plan (ESPP) — company matching contributions under our ESPP, a tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•

Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — charitable matching contributions under The Sherwin-Williams Foundation Matching Gifts Program.

•

Perquisites — the aggregate incremental cost to Sherwin-Williams of perquisites consisting of (a) $3,000 for Mr. Erter for an annual executive physical exam, (b) $221,550 for Mr. Erter for relocation expenses, (c) $905 for Mr. Ippolito for personal use of company tickets to sporting or other entertainment events, and (d) $18,330 and $26,235 for Messrs. Morikis and Sewell, respectively, for personal use of corporate aircraft.

Mr. Erter’s Relocation Benefit and Reimbursement of Taxes. For 2019, the aggregate incremental cost of the relocation benefit provided to Mr. Erter in connection with his move to Cleveland, Ohio (Sherwin-Williams’ corporate headquarters) following the closing of the Valspar Transaction was $221,550. This amount represents permitted expenses under our standard relocation policy. We also reimbursed Mr. Erter $403 in associated tax gross-ups for payments provided to him under the relocation policy. Additional information is set forth under the heading “Limited Perquisites” in the CD&A.

Personal Use of Corporate Aircraft. Under our executive travel policy, the Board strongly recommends that our CEO use corporate aircraft at all times when he is traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into an aircraft time sharing agreement with Mr. Morikis pursuant to which he will reimburse Sherwin-Williams for the aggregate incremental cost (as described below) of his personal use of company aircraft in excess of $75,000 on an annual basis. Our CEO also has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies.

47

The aggregate incremental cost of personal use of corporate aircraft is based upon the actual variable operating costs incurred as a result of such personal use, including fuel costs, hourly maintenance and repair costs, hangar and landing fees, insurance obtained for specific flights, customs, permits and similar fees, ground transportation, catering costs, travel expenses for the flight crew and other smaller variable costs. Incremental costs associated with the auxiliary power unit (APU) are also included and calculated on an annual basis by dividing the total APU usage for the year by the total flight hours for such year and then multiplying such hourly average rate by the aggregate hours of the executive’s personal use of the aircraft. The incremental cost also includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to an executive, we do not provide tax gross-ups on such income.

Sporting and Other Events. From time to time, we provide tickets to sporting and other entertainment events to our employees, including our named executives, for business purposes. If the tickets are not needed for business purposes, they are made available to our employees for personal use. The incremental cost to Sherwin-Williams of such personal use includes the actual variable costs, such as catering, incurred by Sherwin-Williams as a result of the personal use, and does not include fixed costs, such as tickets, that do not change based upon usage.

[4]	Represents the final installment of Mr. Erter’s retention bonus that was paid in 2019 in connection with the Valspar Transaction.

Narrative Information Regarding the Summary Compensation Table

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2019, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Morikis (9.0%), Mr. Mistysyn (17.7%), Mr. Sewell (16.4%), Mr. Ippolito (17.2%) and Mr. Erter (16.5%).

Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. Our named executives participate in this plan on the same terms as other eligible employees.

ESPP.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our ESPP, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

Deferred Compensation Savings Plan.    Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Information about this plan is set forth in the 2019 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

48	2020 PROXY STATEMENT

2019 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and PRSUs during 2019 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Price on the NYSE on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name/Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John G. Morikis
Annual Cash Incentive		-0-	1,932,850	3,865,700
PRSUs – Adjusted EPS Goal	2/12/2019				2,425	9,700	19,400				4,183,998
PRSUs – Adjusted RONAE Goal	2/12/2019				1,213	4,850	9,700				2,091,999
Stock Options	10/16/2019							34,800	560.54	564.24	4,140,974
Allen J. Mistysyn
Annual Cash Incentive		-0-	591,442	1,182,884
PRSUs – Adjusted EPS Goal	2/12/2019				550	2,200	4,400				948,948
PRSUs – Adjusted RONAE Goal	2/12/2019				275	1,100	2,200				474,474
Stock Options	10/16/2019							8,800	560.54	564.24	1,047,143
David B. Sewell
Annual Cash Incentive		-0-	707,258	1,414,516
PRSUs – Adjusted EPS Goal	2/12/2019				575	2,300	4,600				992,082
PRSUs – Adjusted RONAE Goal	2/12/2019				288	1,150	2,300				496,041
Stock Options	10/16/2019							9,200	560.54	564.24	1,094,740
Peter J. Ippolito
Annual Cash Incentive		-0-	497,249	994,499
PRSUs – Adjusted EPS Goal	2/12/2019				450	1,800	3,600				776,412
PRSUs – Adjusted RONAE Goal	2/12/2019				225	900	1,800				388,206
Stock Options	10/16/2019							6,800	560.54	564.24	809,156
Aaron M. Erter
Annual Cash Incentive		-0-	469,181	938,362
PRSUs – Adjusted EPS Goal	2/12/2019				400	1,600	3,200				690,144
PRSUs – Adjusted RONAE Goal	2/12/2019				200	800	1,600				345,072
Stock Options	10/16/2019							6,000	560.54	564.24	713,961

[1]

These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2019 based upon the achievement of annual performance goals under our 2007 Executive Annual Performance Bonus Plan. For Messrs. Sewell and Erter, these amounts reflect the two sets of goals approved by the Compensation Committee for each of them as a result of their promotions effective March 1, 2019. We include more information about the two sets of goals under the heading “Annual Cash Incentive Compensation” in the CD&A. The amounts of annual cash incentive compensation earned in 2019 by our named executives were determined and paid in February 2020. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

These amounts reflect the threshold, target and maximum number of PRSUs granted on February 12, 2019 under our 2006 Equity and Performance Incentive Plan. The number of PRSUs that will ultimately vest in February 2022 is based upon the achievement of the performance goals over the 2019 – 2021 performance period.

[3]

These amounts reflect the number of stock options granted on October 16, 2019 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on October 15, 2029.

[4]	The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date, October 16, 2019.

[5]

The value of PRSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values the award assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in a footnote to the Summary Compensation Table.

49

Narrative Information Regarding the 2019 Grants of Plan-Based Awards Table

Annual Cash Incentive.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2019 under our 2007 Executive Annual Performance Bonus Plan, based upon the achievement of financial and operating performance goals. More information is set forth under the heading “Annual Cash Incentive Compensation” in the CD&A.

PRSUs.    During 2019, we granted PRSUs pursuant to our 2006 Equity and Performance Incentive Plan, which consisted of two grants of PRSUs — one grant with Adjusted EPS as the performance goal and one grant with Adjusted RONAE as the performance goal. We include additional information about our PRSU program under the heading “Long-Term Equity Incentive Compensation” in the CD&A.

The threshold amounts for the PRSUs set forth in the table correspond to 25% of the target number of PRSUs vesting, which is the number of PRSUs that will vest for the specified minimum level of performance. The maximum amounts set forth in the table reflect a number of PRSUs equal to two times the target (and, correspondingly, the setting of above-target goals higher, making achievement of the goals more difficult to attain) to provide an incentive for above-target performance.

The payment of dividend equivalents on unvested PRSUs is deferred, and dividend equivalents are paid only if and to the extent the PRSUs vest based on the achievement of the financial and operating performance goals. Dividend equivalents are paid at the same rate as dividends on Sherwin-Williams common stock are paid to our shareholders. During 2019, the quarterly dividend rate was $1.13 per share. In February 2020, the Board announced an increase in the quarterly dividend rate to $1.34 per share payable on March 13, 2020.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and have a term of ten years. We include additional information about stock option grants under the heading “Long-Term Equity Incentive Compensation” in the CD&A.

50	2020 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2019 Table

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested RSUs and PRSUs outstanding at December 31, 2019 for our named executives.

	Option Awards					Stock Awards

Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John G. Morikis	10/16/2015	29,049	-0-	239.55	10/15/2025	23,924	(2)	14,232,380	(2)	27,300	(4)	15,930,642
	10/18/2016	52,530	-0-	270.12	10/17/2026					29,100	(5)	16,981,014
	10/18/2017	34,734	17,366	383.92	10/17/2027
	10/17/2018	12,967	25,933	410.54	10/16/2028
	10/16/2019	-0-	34,800	560.54	10/15/2029
Allen J. Mistysyn	10/16/2015	2,583	-0-	239.55	10/15/2025	4,171	(2)	2,481,318	(2)	5,100	(4)	2,976,054
	10/24/2016	10,200	-0-	277.65	10/23/2026					6,600	(5)	3,851,364
	10/18/2017	6,400	3,200	383.92	10/17/2027
	10/17/2018	3,000	6,000	410.54	10/16/2028
	10/16/2019	-0-	8,800	560.54	10/15/2029
David B. Sewell	10/16/2013	4,446	-0-	180.46	10/15/2023	3,073	(2)	1,828,124	(2)	4,500	(4)	2,625,930
	10/22/2014	4,861	-0-	227.73	10/21/2024					6,900	(5)	4,026,426
	10/16/2015	5,800	-0-	239.55	10/15/2025
	10/18/2016	7,200	-0-	270.12	10/17/2026
	10/18/2017	4,734	2,366	383.92	10/17/2027
	10/17/2018	2,467	4,933	410.54	10/16/2028
	10/16/2019	-0-	9,200	560.54	10/15/2029
Peter J. Ippolito	10/17/2012	647	-0-	154.4325	10/16/2022	1,976	(2)	1,175,515	(2)	4,500	(4)	2,625,930
	10/16/2013	4,000	-0-	180.46	10/15/2023					5,400	(5)	3,151,116
	10/22/2014	4,000	-0-	227.73	10/21/2024
	10/16/2015	4,100	-0-	239.55	10/15/2025
	10/18/2016	4,500	-0-	270.12	10/17/2026
	10/18/2017	2,467	1,233	383.92	10/17/2027
	10/17/2018	2,467	4,933	410.54	10/16/2028
	10/16/2019	-0-	6,800	560.54	10/15/2029
Aaron M. Erter	10/18/2017	520	1,900	383.92	10/17/2027	1,597	(3)	931,913	(3)	3,300	(4)	1,925,682
	10/17/2018	1,500	3,000	410.54	10/16/2028					4,800	(5)	2,800,992
	10/16/2019	-0-	6,000	560.54	10/15/2029

[1]	Options vest at the rate of one-third per year on the first, second and third anniversaries of the grant date.

[2]

146% of the target number of PRSUs that vested in February 2020 based upon the achievement of the performance goals for the three-year performance period that ended on December 31, 2019. The value of these PRSUs reflects the actual number of PRSUs earned multiplied by the closing price of our common stock on December 31, 2019 ($583.54), plus the amount of cash dividend equivalents that were paid on the earned shares upon vesting.

[3]

Retention RSUs granted to Mr. Erter in connection with the Valspar Transaction and his employment agreement, which terminated on August 1, 2019, vest in July 2020. The value of these RSUs equals the number of RSUs indicated multiplied by the closing price of our common stock on December 31, 2019 ($583.54).

[4]

PRSUs vest in February 2021 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these PRSUs reflect the maximum level of performance.

[5]

PRSUs vest in February 2022 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these PRSUs reflect the maximum level of performance.

51

2019 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and restricted stock units vested during 2019 for our named executives.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John G. Morikis	31,765	9,160,845	20,563	8,985,003
Allen J. Mistysyn	3,291	702,546	1,403	613,041
David B. Sewell	3,100	1,055,837	2,805	1,225,645
Peter J. Ippolito	4,053	1,429,800	1,870	817,097
Aaron M. Erter	3,280	644,241	3,491	1,741,171

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]

The value realized on the vesting of restricted stock units is equal to the number of units vested multiplied by the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date.

2019 Nonqualified Deferred Compensation Table

The following table sets forth information for 2019 relating to the Sherwin-Williams 2005 Deferred Compensation Savings and Pension Equalization Plan (the SW Deferred Plan), the Sherwin-Williams 2005 Key Management Deferred Compensation Plan (the SW Key Management Plan) and the Valspar Nonqualified Deferred Compensation Plan (the Valspar Nonqualified Plan).

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings/(Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John G. Morikis	SW Deferred Plan	-0-	406,080	362,388	-0-	2,971,389
Allen J. Mistysyn	SW Deferred Plan	-0-	124,981	196,092	-0-	980,988
David B. Sewell	SW Deferred Plan	-0-	111,183	130,071	-0-	799,982
	SW Key Management Plan	-0-	-0-	24,726	-0-	149,760
Peter J. Ippolito	SW Deferred Plan	-0-	91,669	192,152	-0-	881,022
Aaron M. Erter	SW Deferred Plan	-0-	113,634	21,051	-0-	190,459
	Valspar Nonqualified Plan(4)	-0-	-0-	1,618	-0-	14,084

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

52	2020 PROXY STATEMENT

[3]

These amounts represent each named executive’s aggregate account balance at December 31, 2019. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table for 2017, 2018 and 2019.

Name	Amount Previously Reported ($)
John G. Morikis	1,233,047
Allen J. Mistysyn	328,831
David B. Sewell	204,704
Peter J. Ippolito	161,349
Aaron M. Erter	173,118

[4]

The Valspar Nonqualified Plan was a nonqualified deferred compensation program sponsored by Valspar to provide its directors and designated key employees the opportunity to defer compensation. Pursuant to the Valspar Transaction, Sherwin-Williams agreed to administer the Valspar Nonqualified Plan. As of 2018, Mr. Erter was no longer eligible to make contributions to the Valspar Nonqualified Plan. In 2018 and 2019, he participated in the SW Deferred Plan. The aggregate balance credited to Mr. Erter’s account under the Valspar Nonqualified Plan will be distributed to him in annual installments over a period of ten years beginning on the earlier of: (a) six months after Mr. Erter’s separation from service from Sherwin-Williams and (b) August 1, 2025.

Material Features of the SW Deferred Plan and SW Key Management Plan

The SW Deferred Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan. The benefit payable under the first component is the company matching contribution under our ESPP (a 401(k) plan) that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in this component of the plan during 2019.

The second component is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component is the company contribution that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our named executives participated in this component of the plan during 2019.

The SW Key Management Plan is an unfunded nonqualified deferred compensation plan pursuant to which employees who participate in our management incentive plan or other identified management employees may elect to defer up to 100% of their base salary and bonus.

All company contributions provided under the SW Deferred Plan and all participant deferrals provided under the SW Key Management Plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in the plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability, separation from service or, for the SW Key Management Plan, a specified date, unless equal annual installments (not to exceed fifteen years) are elected for distributions upon death, disability or separation from service for retirement. In the event of a change in control, account balances are distributed in a lump sum within ninety days.

53

Potential Payments Upon Termination or Change in Control

The following information and table set forth the payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination, termination for cause and termination following a change in control. The information and amounts shown in the table assume that each named executive was terminated on December 31, 2019.

Assumptions and General Principles

The following assumptions and general principles apply with respect to the table and any termination of employment of a named executive.

•

The table reflects amounts earned at December 31, 2019 and includes estimates of amounts that would be paid to the named executive upon the occurrence of certain terminations of employment, as described above. The actual amounts to be paid to a named executive can only be determined at the time of the termination.

•

A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential annual cash incentive compensation, as described below.

•

Because we assume a December 31, 2019 termination date, each of our named executives would have been entitled to receive the annual cash incentive compensation earned under our 2007 Executive Annual Performance Bonus Plan for 2019. Therefore, the amounts set forth in the table for annual cash incentive compensation are the actual annual cash incentive compensation amounts earned by the named executives during 2019. These amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plan in the event of a change in control.

•

A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any RSUs or PRSUs (collectively, restricted stock units) for which the vesting period has expired prior to the date of termination. Any payments related to these stock options and restricted stock units are not included in the table because they are not severance payments.

•

Our 2019 stock option and PRSU award agreements include restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, and non-competition and non-solicitation restrictions that apply during the term of employment with Sherwin-Williams and for the two- and three-year periods thereafter, respectively. For purposes of the table, we have assumed the named executives have complied with these restrictive covenants.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our ESPP and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

The amounts shown in the table for excise taxes payable as a result of a change in control are estimates for proxy disclosure purposes only. Payments upon an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis and the value of covenants not to compete.

54	2020 PROXY STATEMENT

Retirement

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equals at least 75). In the event of retirement and required notice, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock units will continue to vest as if the named executive had continued employment throughout the restriction period.

At December 31, 2019, Messrs. Morikis and Ippolito were the only named executives eligible for retirement.

Involuntary Termination

All of the named executives participate in the Key Employee Separation Plan (KESP). Under the KESP, the named executives are entitled, subject to execution and non-revocation of a release of claims against Sherwin-Williams, to certain severance payments and benefits in the event their employment is involuntarily terminated prior to a change in control by Sherwin-Williams for reasons other than cause, death or disability. These payments and benefits include: (a) a cash severance amount equal to a factor (2, for Mr. Morikis, and 1.5, for Messrs. Mistysyn, Sewell, Ippolito and Erter) multiplied by the sum of such participant’s annual base salary and target annual cash incentive compensation for the year of termination (paid in installments by Sherwin-Williams in accordance with its payroll practices over a 2-year period, for Mr. Morikis, and over a 1.5-year period, for Messrs. Mistysyn, Sewell, Ippolito and Erter); (b) a prorated annual cash incentive compensation payment based on the portion of the year the executive was employed with Sherwin-Williams (subject to the attainment of the applicable performance goals and paid after the end of the performance period); (c) continuation of medical and dental coverage benefits until the earliest of: (i) reaching the age of 65, (ii) the date similar benefits are provided by another employer and (iii) 18 months following the termination of employment; (d) reasonable outplacement assistance for expenses actually incurred, as approved by the Compensation Committee; and (e) continued vesting of equity awards (2 years, for Mr. Morikis, 18 months, for each of Messrs. Mistysyn, Sewell, Ippolito and Erter, or such longer period as provided in the applicable equity award agreements), with performance-based equity awards continuing to be subject to the attainment of the applicable performance goals. As described above, the named executives must sign a release of claims against Sherwin-Williams to receive payment under the KESP which includes restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, non-competition and non-solicitation restrictions that apply for the 2- and 3-year periods following termination of employment, respectively, and a requirement not to disparage Sherwin-Williams. For purposes of the table, we have assumed the named executives have complied with these restrictive covenants.

Death and Disability

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable. In addition, (a) all RSUs will immediately vest and (b) the greater of (i) 100% of the target PRSUs and (ii) the vesting percentage of the target PRSUs (based on the actual results of the performance metric measured as of the end of the last completed fiscal quarter preceding the date of the named executive’s death or disability and the projected forecast of the performance metric over the remaining restriction period) will immediately vest. The amounts shown in the table for stock options reflect the difference between the closing price of our common stock on December 31, 2019 ($583.54) and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock units reflect the number of units for which the vesting accelerated multiplied by the closing price of our common stock on December 31, 2019 ($583.54).

In addition, each named executive (other than Mr. Erter) participates in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times (for Messrs. Morikis, Mistysyn, Sewell and Ippolito) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times (for Messrs. Morikis, Mistysyn, Sewell and Ippolito) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Morikis, Mistysyn, Sewell and Ippolito) the named executive’s base salary at age 62. All such named executives were less than 62 years of age on December 31, 2019. This plan was frozen to new participants beginning in January 2008.

Each named executive also participates in one of two executive long-term disability plans. The original plan was frozen to new participants effective January 1, 2008, and all the named executives (other than Mr. Erter) participate in this plan. Upon the occurrence of a disability under the frozen plan, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins

55

receiving retirement plan benefits; and (d) death. Mr. Erter participates in the second plan that was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen plan and provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of: (a) Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12 – 60 months depending on the executive’s age); (b) recovery from the disability; and (c) death. The amounts set forth in the table for the named executives reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the plans.

Retiree Medical Benefits

In connection with the Valspar Transaction, Sherwin-Williams assumed The Valspar Corporation Employee Health Plan (the Health Plan), of which Mr. Erter is a participant. The Health Plan provides that if Mr. Erter’s employment terminates for any reason other than cause and he is not in competition with Sherwin-Williams and its affiliates after termination of employment, he, his spouse and his dependents will be entitled to health benefits no less favorable than those provided by the medical plan then currently offered to active senior executives at Sherwin-Williams. Benefits under the Health Plan would commence on the date of employment termination and continue until the later of Mr. Erter’s death and his spouse’s death, except as provided in the plan. Sherwin-Williams charges participants for the full cost of the coverage premiums, but also reimburses them for that portion of the coverage premiums Sherwin-Williams would have paid if such participant were an active employee. Sherwin-Williams also provides a gross-up payment for taxes that relate to the health benefit. The amount set forth in the table has been calculated using the following assumptions to estimate the value of the benefits under the Health Plan: (a) standard actuarial mortality tables to estimate life expectancy; (b) a discount rate of 3.58% for spouse only coverage and 3.50% for family coverage; and (c) spouse and dependent coverage through age 65 and spouse coverage only after age 65.

Voluntary Termination and Termination for Cause

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement (except for benefits under the Health Plan for Mr. Erter) or upon termination for cause.

Change in Control

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason (as such term is defined in the plan). If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will vest in accordance with the terms of the award. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

The amounts shown in the table for stock options reflect the difference between the closing price of our common stock on December 31, 2019 ($583.54) and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock units reflect the number of units for which vesting accelerated multiplied by the closing price of our common stock on December 31, 2019 ($583.54).

We also entered into change in control severance agreements with each of our named executives. In general, a change in control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans, purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment within the two-year period following a change in control (other than upon a termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and restricted stock units described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Mr. Morikis) or 2.5 times (with respect to Messrs. Mistysyn, Sewell, Ippolito and Erter) the sum of (a) the named executive’s highest rate of base salary during

56	2020 PROXY STATEMENT

the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination and (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

(for Messrs. Morikis and Ippolito) an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments; provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount, which would cause the excise tax to be assessed, the severance payments shall be reduced to a level, which would cause no excise tax to apply.

The amounts set forth in the table assume that each named executive’s employment was terminated upon a change in control and that each named executive would receive the benefits provided for under the severance agreement.

57

Estimated Payments Upon Termination or Change in Control Table

Event	Morikis	Mistysyn	Sewell	Ippolito	Erter
Retirement
Annual cash incentive compensation	$2,590,000	N/A	N/A	$866,000	N/A
Continued health care benefits	N/A	N/A	N/A	N/A	$2,357,294
Continued vesting of stock options	8,753,410	N/A	N/A	1,255,940	N/A
Continued vesting of restricted stock units	25,996,707	N/A	N/A	3,676,302	N/A

Total	$37,340,117	N/A	N/A	$5,798,242	$2,357,294
Involuntary Termination
Annual cash incentive compensation	$2,590,000	$793,000	$956,000	$866,000	$678,000
Continued vesting of stock options	8,753,410	1,225,266	969,633	1,255,940	684,778
Continued vesting of restricted stock units	25,996,707	3,151,116	2,538,399	3,676,302	1,894,754
Cash severance payment	6,543,700	2,012,296	2,214,811	1,690,916	1,638,208
Continued health care benefits	25,331	28,719	32,608	32,608	2,357,294
Outplacement services	133,900	75,009	75,005	63,003	61,502

Total	$44,043,048	$7,285,406	$6,786,456	$7,584,769	$7,314,536
Death
Annual cash incentive compensation	$2,590,000	$793,000	$956,000	$866,000	$678,000
Accelerated stock options	8,753,410	1,879,184	1,537,310	1,255,940	1,036,278
Accelerated restricted stock units	25,996,707	5,076,798	4,551,612	3,676,302	3,295,250
Life insurance proceeds	5,356,000	3,000,352	3,000,200	2,520,112	N/A

Total	$42,696,117	$10,749,334	$10,045,122	$8,318,354	$5,009,528
Disability
Annual cash incentive compensation	$2,590,000	$793,000	$956,000	$866,000	$678,000
Accelerated stock options	8,753,410	1,879,184	1,537,310	1,255,940	1,036,278
Accelerated restricted stock units	25,996,707	5,076,798	4,551,612	3,676,302	3,295,250
Continued health care benefits	N/A	N/A	N/A	N/A	2,357,294
Disability benefits	803,400	450,053	450,030	378,017	369,010

Total	$38,143,517	$8,199,035	$7,494,952	$6,176,259	$7,735,832
Voluntary Termination
Continued health care benefits	N/A	N/A	N/A	N/A	$2,357,294

Total	$-0-	$-0-	$-0-	$-0-	$2,357,294
Change in Control with Termination
Annual cash incentive compensation	$2,590,000	$793,000	$956,000	$866,000	$678,000
Accelerated stock options	8,753,410	1,879,184	1,537,310	1,255,940	1,036,278
Accelerated restricted stock units	25,996,707	5,076,798	4,551,612	3,676,302	3,295,250
Cash severance payment	11,643,000	3,797,721	3,806,791	2,880,069	2,846,707
Continued health care benefits	25,331	28,719	32,608	32,608	2,357,294
Outplacement services	133,900	75,009	75,005	63,003	61,502
Excise tax	-0-	N/A	N/A	N/A	N/A

Total	$49,142,348	$11,650,431	$10,959,326	$8,773,922	$10,275,031

58	2020 PROXY STATEMENT

2019 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of each of our CEO, John G. Morikis, and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The values are as follows for 2019, our last completed fiscal year:

•	Mr. Morikis’ annual total compensation — $14,854,731

•	Our median employee’s annual total compensation — $42,590

•	Ratio of Mr. Morikis’ annual total compensation to our median employee’s annual total compensation — 349:1

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior year’s CEO pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2018 CEO pay ratio disclosure and ultimately require us to identify a new median employee for 2019. As a result, we used the same median employee for the 2019 CEO pay ratio as we did for the 2018 CEO pay ratio disclosure.

For the pay ratio analysis of our employee population conducted in 2018, we used November 1st as the determination date to identify our median employee, which date was within the last three months of our 2018 fiscal year. At November 1, 2018, we employed 60,242 persons in 58 countries, including 46,951 full-time employees and 13,291 part-time employees. We identified the median employee for last year’s proxy statement using total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the trailing 12 months preceding November 1, 2018 (excluding our CEO), as permitted by SEC rules. Our 2018 assessment resulted in a Canadian employee being identified as our median employee, and the same employee was re-identified for the 2019 CEO pay ratio disclosure. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Morikis. For purposes of converting our median employee’s compensation to US dollars, we calculated a simple average of the monthly local currency exchange rates for Canadian dollars to US dollars for the applicable period.

We calculated the median employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Morikis’ annual total compensation to such employee’s annual total compensation.

59

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2019.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	4,487,985	(1,2)	$290.45	(6)	4,217,446	(3)

Equity compensation plans not approved by security holders(4)	20,103	(5)	—		—

Total	4,508,088		$290.45	(6)	4,217,446

[1]

This amount represents 4,039,729 shares of common stock subject to outstanding stock options and 440,733 shares of common stock subject to outstanding RSUs and PRSUs (collectively, restricted stock units) under our 2006 Equity and Performance Incentive Plan, as well as 7,523 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors.

[2]

At December 31, 2019, the 4,039,729 outstanding option rights had a weighted-average expected term of 6.0 years. The weighted average does not take into account shares relating to restricted stock units.

[3]

This amount represents 4,135,895 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 81,551 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[4]

This does not include 1,593 shares of common stock subject to outstanding restricted stock units under The Valspar Corporation Amended and Restated 2015 Omnibus Equity Plan (the Valspar Plan). Pursuant to the Valspar Transaction, certain restricted stock units granted under the Valspar Plan were converted into restricted stock units relating to Sherwin-Williams common stock. As of the closing of the Valspar Transaction, no further awards may be made under the Valspar Plan.

[5]

This amount represents 20,103 common stock units to be settled in stock that are held by directors under our Director Deferred Fee Plan. Additional information about our Director Deferred Fee Plan is set forth under the heading “Other Benefits” in the “Director Compensation Program” section.

[6]

The weighted average does not take into account shares relating to common stock units held by directors under our Director Deferred Fee Plan or shares of common stock subject to outstanding restricted stock units under our 2006 Equity and Performance Incentive Plan or 2006 Stock Plan for Nonemployee Directors.

60	2020 PROXY STATEMENT

Proposal 2 — Advisory Approval of the Compensation of the Named Executives

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules, including Section 14(a) of the Securities Exchange Act of 1934, as amended. This annual vote is commonly known as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) is competitive by attracting, retaining and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to company and business unit performance and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded — through growth in the value of our stock. We believe our program achieves this objective.

The CD&A describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2019 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the CD&A.

Accordingly, the Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Although this advisory vote on the compensation of the named executives is not binding on us, the Board and Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our shareholders’ views of our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote expected to occur at our 2021 Annual Meeting of Shareholders. We will hold the next vote on the frequency of such say-on-pay vote at our 2023 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executives.

61

Proposal 3 — Ratification of

Appointment of the Independent

Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and oversight of our independent registered public accounting firm. In order to assure continuing audit independence and objectivity, the Audit Committee is involved in the selection of the firm’s lead engagement partner in accordance with SEC rules. Additionally, the Audit Committee has adopted a policy for pre-approving all audit and non-audit services to be performed by such firm and assesses the impact the provision of any such non-audit services may have on the firm’s independence.

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2020. Ernst & Young has served as our independent auditor since 1908. Information regarding the services provided to us by Ernst & Young during 2018 and 2019 is set forth under the heading “Matters Relating to the Independent Registered Public Accounting Firm.”

At the Annual Meeting, our shareholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2020. The Audit Committee believes the continued retention of Ernst & Young as our independent registered public accounting firm for 2020 is in the best interests of our company and shareholders.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of our company and shareholders.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 to ratify the appointment of Ernst & Young LLP

as Sherwin-Williams’ independent registered public accounting firm.

62	2020 PROXY STATEMENT

Matters Relating to the Independent Registered Public Accounting Firm

Fees Paid to Ernst & Young LLP

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2018 and December 31, 2019.

	2019	2018

Audit Fees	$7,050,000	$7,769,000

Audit-Related Fees	230,000	670,000

Tax Fees	1,311,000	2,276,000

All Other Fees	975,000	1,957,000

Total	$9,566,000	$12,672,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by Ernst & Young for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and certain audits of foreign subsidiary financial statements required by local statutes.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These include services that are rendered in connection with statutory and regulatory filings and engagements and employee benefit plan audits.

Tax Fees.    These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

All of the fees paid to Ernst & Young under the categories Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

63

Security Ownership

Security Ownership of Management

The following table sets forth, as to each director, director nominee and named executive and all directors, director nominees and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2019. Unless otherwise noted, all of the directors, director nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse or child.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares of Common Stock Acquirable within 60 days(2)	Total	Percent of Common Stock Beneficially Owned

Kerrii B. Anderson	100	31	131	*

Arthur F. Anton	14,856	436	15,292	*

Aaron M. Erter	2,002	2,020	4,022	*

Jeff M. Fettig	500	-0-	500	*

David F. Hodnik	8,518	436	8,954	*

Peter J. Ippolito	11,820	22,181	34,001	*

Richard J. Kramer	4,476	3,310	7,786	*

Susan J. Kropf	7,711	436	8,147	*

Allen J. Mistysyn	16,403	22,183	38,586	*

John G. Morikis	114,635	129,280	243,915	*

Christine A. Poon	2,019	1,028	3,047	*

David B. Sewell	7,721	29,508	37,229	*

Michael H. Thaman	432	975	1,407	*

Matthew Thornton III	1,989	436	2,425	*

Steven H. Wunning	1,388	2,171	3,559	*

All directors, director nominees and executive officers as a group	229,521	278,281	507,802	*

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	These amounts include shares of common stock held under our ESPP for which the executive officers have the right to direct the vote.

[2]

For executive officers, these amounts include shares of common stock for which the executive officers have the right to acquire beneficial ownership, within sixty days of December 31, 2019, through the exercise of stock options. For non-management directors, these amounts include (a) the number of shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days of December 31, 2019, through the vesting of RSUs and (b) the number of common stock units held by non-management directors under our Director Deferred Fee Plan. These amounts do not include shadow stock units owned by directors under our Director Deferred Fee Plan that are payable in cash generally upon such directors’ retirement: Mrs. Kropf (17,841). Directors have no voting rights associated with shadow stock units, and ownership of shadow stock units does not result in any beneficial ownership of common stock.

64	2020 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, as to each beneficial owner known to us to own more than 5% of our common stock, information regarding shares owned by each at December 31, 2019.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	8,433,722	(1)	9.2%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	7,306,533	(2)	7.9%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,254,233	(3)	6.8%

[1]

Shares of common stock owned pursuant to our ESPP are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G filed on February 12, 2020 by The Vanguard Group (Vanguard), an investment adviser, Vanguard owned 7,306,533 shares of common stock at December 31, 2019. Of the total shares, Vanguard had sole dispositive power over 7,163,942 shares, shared dispositive power over 142,591 shares, sole voting power over 127,282 shares and shared voting power over 22,540 shares.

[3]

Based on a Schedule 13G filed on February 6, 2020 by BlackRock, Inc. (BlackRock), BlackRock owned 6,254,233 shares of common stock at December 31, 2019. Of the total shares, BlackRock had sole voting power over 5,243,893 shares, sole dispositive power over all of the shares and shared voting power and shared dispositive power over none of the shares.

65

Other Matters

Certain Relationships and Transactions with Related Persons

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was during the last fiscal year, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating Committee is responsible for reviewing and approving these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar information available with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting or, where it is not practicable or desirable to wait until the next meeting, to the chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

The Nominating Committee has reviewed and approved the following transaction. Peter J. Ippolito serves as President, TAG. Mr. Ippolito’s brother-in-law, Brian H. Schumann, is employed by Sherwin-Williams as a District Manager, but he does not directly report to Mr. Ippolito. Mr. Schumann’s total compensation for 2019, consisting of salary, annual incentive compensation, an equity grant and retirement benefits, was approximately $257,547. His compensation is consistent with our compensation practices and principles based upon his position, responsibility, experience, tenure and performance with Sherwin-Williams.

Shareholder Proposals for the 2021 Annual Meeting

Proposals to Be Included in the Proxy Statement

Under SEC rules, shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (Exchange Act) must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 9, 2020 in order to be considered for inclusion in the proxy materials relating to the 2021 Annual Meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2021 Annual Meeting, such nomination shall conform to

66	2020 PROXY STATEMENT

the applicable requirements set forth in our Regulations and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted not earlier than October 10, 2020 and not later than the close of business on November 9, 2020 to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Sherwin-Williams or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Proposals Not to Be Included in the Proxy Statement

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director (not including a proxy access nominee) or to introduce an item of business at an Annual Meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. In addition, these procedures include, without limitation: providing information about the proposed director nominee specified in the Regulations, including information that would be required to be disclosed in a proxy statement or other filing under Section 14(a) of the Exchange Act; a description of all direct and indirect compensation and other arrangements between the proposed director nominee and the nominating shareholder; a completed questionnaire with respect to the identity, background and qualifications of the proposed director nominee; and a written agreement from the proposed director nominee that includes a representation that such person, if elected, will serve for the entire term for which he or she is standing for election.

To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and it is held on a date more than 10 calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific, detailed requirements for the notice. You can access a copy of our Regulations on our Investor Relations website, investors.sherwin-williams.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

Householding Information

Some banks, brokers and other nominees participate in the practice of “householding” annual reports, proxy statements and Notices of Internet Availability of Proxy Materials. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement, the Notice of Internet Availability of Proxy Materials and our 2019 Annual Report. We will promptly deliver an additional copy of this Proxy Statement, the Notice of Internet Availability of Proxy Materials or our 2019 Annual Report to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations; (216) 566-2000. If you are receiving more than one copy of this Proxy Statement, the Notice of Internet Availability of Proxy Materials or our 2019 Annual Report at a single address and would like to participate in householding in the future, please contact us at the address or phone number above. Shareholders who hold their shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Annual Report on Form 10-K

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon the request of such person and without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations; (216) 566-2000.

67

Questions and Answers About the Meeting

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Item	Proposals	Board Recommendations	Page

1	Election of 10 directors	FOR each nominee	13

2	Advisory approval of the compensation of the named executives	FOR	61

3	Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR	62

In addition, our management will report on Sherwin-Williams’ financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock at the close of business on the record date, February 27, 2020. At the close of business on the record date, 91,803,966 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting. We encourage you to vote in advance to ensure your vote will be represented at the Annual Meeting.

Voting by Mail

If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1 and “for” Proposals 2 and 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone

If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and

68	2020 PROXY STATEMENT

returned your proxy card by mail. Except as noted below, if you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. EDT on April 21, 2020; you should not return your proxy card. If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person

All shareholders may vote in person at the Annual Meeting. Shareholders of record also may be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

Voting as a Participant in the Dividend Reinvestment Plan or Employee Stock Purchase and Savings Plan

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record.

If you are a participant in our Employee Stock Purchase and Savings Plan (ESPP), your voting instructions must be received by close of business on April 17, 2020 in order to allow the trustee sufficient time for voting. If you are an ESPP participant and do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the NYSE, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1)

As provided in our Amended and Restated Articles of Incorporation, each of the 10 director nominees who receives a majority of the votes cast will be elected as a member of the Board. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating Committee of the Board. We provide more information about majority voting for directors under the heading “Majority Voting for Directors” in the “Corporate Governance” section.

Advisory Approval of the Compensation of the Named Executives (Proposal 2)

The approval, on an advisory basis, of the compensation of the named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

69

Ratification of Independent Registered Public Accounting Firm (Proposal 3)

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote. Broker non-votes are not expected to exist with respect to this proposal.

Other Items

Approval of all other proposals and other business as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended and Restated Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or by telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on the record date, February 27, 2020. We may ask you to present evidence of share ownership as of the record date, such as an account statement indicating ownership on that date, and valid photo identification, such as a driver’s license or passport, to enter the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods outlined in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting. If you require directions to the Annual Meeting, please contact Investor Relations at (216) 566-2000.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the cost of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of solicitation. We retained Georgeson LLC to aid in the solicitation of proxies, for which it will receive a fee estimated at $16,000, plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our executive officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and 2019 Annual Report available on the Internet?

Yes. This Proxy Statement and our 2019 Annual Report are available at proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials online beginning next year, please follow the instructions located on our Investor Relations website, investors.sherwin-williams.com.

70	2020 PROXY STATEMENT

APPENDIX A

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.

In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.

In addition to the relationships described in paragraph 1, Audit Committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.

In addition to the relationships described in paragraph 1, in affirmatively determining the independence of any director who will serve on the Compensation and Management Development Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Sherwin-Williams which is material to that director’s ability to be independent from management in connection with the duties of a Compensation and Management Development Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Sherwin-Williams to such director; and (ii) whether such director is affiliated with Sherwin-Williams, a subsidiary of Sherwin-Williams or an affiliate of a subsidiary of Sherwin-Williams.

4.

The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club

A-1

as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

5.

For relationships not covered by the categorical standards in paragraphs 1 and 4, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 4. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 4 above.

6.

The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

7.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2	2020 PROXY STATEMENT

APPENDIX B

Calculation of Financial Measures

We have included in this Proxy Statement measures of financial performance that are not in accordance with U.S. generally accepted accounting principles (GAAP). We believe these financial measures are the most appropriate measures to use for our incentive programs. These financial measures may not be comparable to similarly titled measures reported by other companies. We describe below how we calculate each of these financial measures.

Annual Cash Incentive Compensation Program

Adjusted Earnings Per Share

We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) excluding (a) integration costs related to the Valspar Transaction and (b) other adjustments of $1.42 per share for California litigation expense provision reduction, pension plan settlement expense, tax credit investment loss, trademark impairment, and Brazil indirect tax credit. This adjustment aligns with how we set the performance goal at the beginning of 2019.

Free Cash Flow

We calculate FCF as net operating cash (as determined in accordance with GAAP), less capital expenditures and cash dividends paid.

Return on Net Assets Employed

CBG RONAE.    We calculate CBG RONAE by dividing CBG PBT (excluding any items relating to unusual events or which result in a distortion of comparative results) by the CBG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets and goodwill, less accounts payable.

PCG RONAE.    We calculate PCG RONAE by dividing PCG PBT (excluding any items relating to unusual events or which result in a distortion of comparative results) by the PCG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets and goodwill, less accounts payable.

TAG RONAE.    We calculate TAG RONAE by dividing TAG PBT (excluding any items relating to unusual events or which result in a distortion of comparative results) by the TAG twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

Long-Term Equity Incentive Compensation Program

Performance-Based Restricted Stock Units (2017 — 2019 Performance Period)

EBITDA.    We calculate EBITDA as net income from continuing operations before income taxes and interest, depreciation and amortization, less Valspar EBITDA. Valspar EBITDA is calculated using the same formula and includes Valspar operations from the close of the Valspar acquisition on June 1, 2017, acquisition-related amortization expense items and acquisition costs.

Adjusted Earnings Per Share.    We calculate diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding the following: (a) a charge of $0.44 per share for discontinued operations, (b) the net cumulative impact of unbudgeted Valspar integration costs resulting in a charge of $8.77 per share, (c) a charge of $4.13 per share for other adjustments and (d) a cumulative benefit of $9.13 per share related to U.S. tax reform.

Adjusted RONAE.    We calculate RONAE by dividing net income by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets and goodwill, less accounts payable, excluding the following impacts on net income: (a) a charge of $41.5 million for

B-1

discontinued operations, (b) a net cumulative impact of unbudgeted Valspar integration costs resulting in a charge $822.9 million, (c) a charge of $389.6 million for other adjustments and (d) a cumulative benefit of $866.9 million related to U.S. tax reform.

Performance-Based Restricted Stock Units (2019 — 2021 Performance Period)

Adjusted EPS.    We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP), excluding transaction and integration costs and acquisition-related amortization expense impacts.

Adjusted RONAE.    We calculate Adjusted RONAE by dividing reported net income (excluding any items relating to unusual events or which result in a distortion of comparative results, transaction and integration costs and acquisition-related amortization expense) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets and goodwill, less accounts payable.

Adjusted EPS and Adjusted RONAE, for the purpose of determining achievement, may be calculated without regard to: (a) the acquisition or disposition of a business with pro-forma annualized sales in excess of $50 million, including but not limited to, (i) costs, fees and/or expenses related to the negotiation, completion, and/or integration of such acquisition or disposition, (ii) any related severance and restructuring costs related to such acquisition or disposition, (iii) any costs related to acquisition-related amortization expense, or the write-down or impairment of, tangible or intangible assets associated with such acquisition or disposition, (iv) any costs, fees and/or expenses related to an unsuccessful attempt related to such acquisition or disposition, and (v) any costs, fees and/or expenses, including attorneys’ fees, relating to litigation involving such acquisition or disposition or such unsuccessfully attempted acquisition or disposition (including, in each case, claim judgments, civil penalties and settlements); and (b) any unusual, infrequent or non-recurring items determined in accordance with GAAP, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Sherwin-Williams’ annual reports on Forms 10-K.

B-2	2020 PROXY STATEMENT

SHERWIN-WILLIAMS.

The Sherwin-Williams Company • 101 W. Prospect Avenue • Cleveland, Ohio 44115 • www.sherwin-williams.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE ONLINE OR BY PHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote “FOR” each nominee under Proposal 1 and “FOR” Proposals 2 and 3.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 K.B. Anderson	☐	☐	☐	05 S.J. Kropf	☐	☐	☐	09 M. Thornton III	☐	☐	☐

02 A.F. Anton	☐	☐	☐	06 J.G. Morikis	☐	☐	☐	10 S.H. Wunning	☐	☐	☐

03 J.M. Fettig	☐	☐	☐	07 C.A. Poon	☐	☐	☐

04 R.J. Kramer	☐	☐	☐	08 M.H. Thaman	☐	☐	☐

2. Advisory approval of the compensation of the named executives.	☐	For	☐	Against	☐	Abstain

3. Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020.	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH NOMINEE UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Date

Signature(s) in Box

Please sign your name exactly as it appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

2020 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 22, 2020, 9:00 A.M. (EDT)

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio 44115

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 22, 2020. The Proxy Statement and the 2019 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 22, 2020

The undersigned hereby appoints John G. Morikis, Allen J. Mistysyn and Mary L. Garceau, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held on April 22, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 17, 2020, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ONLINE	PHONE	MAIL
www.proxypush.com/shw	1-866-883-3382
Mark, sign and date your proxy
Vote your proxy online	Vote your proxy by phone	card and return it in the
until 11:59 p.m. (EDT) on	until 11:59 p.m. (EDT) on	postage-paid envelope provided.
April 21, 2020.	April 21, 2020.

If you vote your proxy online or by phone, you do NOT need to mail back your Proxy Card.